REGISTRATION NO. 333-123008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXIS International, Inc.

(Name of small business issuer in its charter)

Delaware		94-1620407
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

(Address and telephone number of principal executive offices and principal place of business)

Steven T. Guillen

President & Chief Executive Officer

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

(Name, address and telephone number of agent for service)

Copies to:

Richard Scudellari, Esq.

Randolph G. McCalla, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

(650) 813-5600

(650) 494-0792 (fax)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.001	12,264,158	$0.40	$4,905,663.20	$577.40
Shares of common stock, par value $0.001(3)	6,438,685	$0.66	$4,249,532.10	$500.17
Shares of common stock, par value $0.001(4)	6,438,681	$1.00	$6,438,681.00	$757.84
Total	25,141,524		$15,593,876.30	$1,835.41	*

(1)	All 25,141,524 shares registered pursuant to this registration statement are to be offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the average of the high and low price as reported on the Over the Counter Bulletin Board on February 23, 2005.
(3)	Represents a total of 6,438,685 shares of common stock issuable upon the exercise of warrants held by the selling shareholders.
(4)	Represents a total of 6,438,681 shares of common stock issuable upon the exercise of warrants held by the selling shareholders.
*	A filing fee in the amount of $1,835.41 was previously paid with our original filing on February 25, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated May 25, 2005

PROSPECTUS

OXIS International, Inc.

25,141,524 Shares of

Common Stock

This prospectus relates to an aggregate of up to 25,141,524 shares of our common stock, which may be offered by the selling shareholders identified in this prospectus for their own account. Of such shares, 12,264,158 shares were outstanding as of May 24, 2005, and 12,877,366 shares are issuable upon exercise of warrants that we have issued to the selling shareholders. Our filing of the registration statement of which this prospectus is a part is intended to satisfy our obligations to certain of the selling shareholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling shareholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling shareholders are exercised.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “OXIS.OB”. The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on May 24, 2005 was $0.42.

Investing in our common stock involves a high degree of risk.

See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May [    ], 2005

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, throughout this prospectus the terms “OXIS International”, “OXIS”, the “Company”, “we”, “us” or “our” refer to OXIS International, Inc.

Our Company

OXIS is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. We have invested significant resources to build an early and substantial patent position on both our antioxidant therapeutic technologies and selected oxidative stress assays.

We market diagnostic assays and fine chemicals to research laboratories and other customers. Our biopharmaceutical and nutraceutical discovery and research efforts are focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS. We derive revenues primarily from sales of research assays, as well as fine chemicals such as Ergothioneine to researchers and the cosmetics industry. Our diagnostic products include twenty-five assays to measure markers of oxidative stress.

We are pursuing the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur. In 2005, the total economic cost of cardiovascular disease is estimated at $393 billion by the Heart Disease and Stroke Statistics, 2005 Update. Early detection of cardiovascular disease may not only contribute to health and wellness, but also may reduce health care costs. We are developing this product through the combination of our myeloperoxidase assay (“MPO”) with other assays currently in-house (as well as with other assays under development). Our current plan is to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that a commercially viable product will be successfully launched.

In 1965 Diagnostic Data, Inc. was incorporated in the State of California. We changed our state of incorporation to the State of Delaware in 1972; and changed our name to DDI Pharmaceuticals, Inc. in 1985. In 1994, we merged with International BioClinical, Inc. and Bioxytech S.A. and changed our name to OXIS International, Inc. Our principal executive offices and assay manufacturing facilities are located at 6040 N. Cutter Circle, Suite 317, Portland, OR 97217 and our telephone number is (503) 283-3911.

The Offering

Common stock offered by selling shareholders (including shares underlying warrants)	25,141,524 shares, assuming full exercise of the warrants. This number represented approximately 46.40% of our current outstanding stock as of May 16, 2005.(1)

Common stock to be outstanding after the offering	54,185,740 shares (assuming full exercise of the warrants)

Proceeds to OXIS

We will not receive proceeds from the resale of shares by the selling shareholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $10,688,213.10 in cash from the warrant holders.

Use of proceeds	Working capital

Over the Counter Bulletin Board Symbol	OXIS.OB

(1)	Based on 41,908,364 shares of common stock outstanding as of May 16, 2005, which excludes: (i) up to 4,435,697 shares of common stock issuable upon exercise of employee and consultant stock options, (ii) warrants to purchase an aggregate of 712,500 shares of common stock at a price of $0.50 per share and (iii) warrants to purchase an aggregate of 2,337,969 shares of common stock at a price of $1.00 per share. The warrants described in this footnote are not being registered for resale.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this prospectus.

We will need additional financing in order to complete our development and commercialization programs.

As of March 31, 2005, we had an accumulated deficit of approximately $62,519,000. We currently do not have sufficient capital resources to complete the development and commercialization of our antioxidant therapeutic technologies and oxidative stress assays, and no assurances can be given that we will be able to raise such capital in the future on terms favorable to us, or at all. The unavailability of additional capital could cause us to cease or curtail our operations and/or delay or prevent the development and marketing of our potential products. In addition, we may choose to abandon certain issued United States and international patents that we deem to be of lesser importance to our strategic direction, in an effort to preserve our financial resources.

Our future capital requirements will depend on many factors including the following:

•	continued scientific progress in our research and development programs and the commercialization of additional products;

•	the cost of our research and development and commercialization activities and arrangements, including sales and marketing;

•	the costs associated with the scale-up of manufacturing;

•	the success of pre-clinical and clinical trials;

•	the establishment of and changes in collaborative relationships;

•	the time and costs involved in filing, prosecuting, enforcing and defending patent claims;

•	the time and costs required for regulatory approvals;

•	technological competition and market developments; and

•	the cost of complying with the requirements of the AMF in France.

We have not determined whether we will attempt to raise additional capital within the next twelve to eighteen months to fund certain development and commercialization programs. We believe that our current capital resources are sufficient to sustain operations and our development programs with respect to our cardiovascular predictor product, diagnostic biomarkers and Ergothioneine as a nutraceutical supplement. We have granted a licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to licensed compounds. Due to the lack of financial resources, we ceased further testing of BXT-51072 but continue to review the possibility of further developing applications for BXT-51072 and related compounds outside of the areas defined in the license. However, further development and commercialization of antioxidant therapeutic technologies, oxidative stress assays or currently unidentified opportunities may require additional capital. The fact that further development and commercialization of a product or technology would require us to raise additional capital, would be an important factor in our decision to engage in such further development or commercialization. No assurances can be given that we will be able to raise such funds in the future on terms favorable to us, or at all.

We may experience disruption or may fail to achieve any benefits in connection with the recent changes in executive management and in Board membership.

During the second quarter of 2004, our former Chief Executive Officer retired, and during the third quarter of 2004 our Chief Operating and Financial Officer left the employment of the Company. As a result, others who had limited experience with the Company were appointed to serve as acting Chief Executive Officer, acting Chief Operating Officer and acting Chief Financial Officer. The acting Chief Financial Officer is also the Chairman of the Board of Directors and is serving in such capacities without cash compensation and without an employment agreement. One of these individuals, Gosse Bruinsma, then a director of the Company, received 100,000 additional stock options that were reported in the financial statements in accordance with APB No. 25. Note 2 of the financial statements contains pro forma disclosure required by SFAS No. 123 valuing these options at $47,260. On February 28, 2005, the Board appointed Steven T. Guillen to the positions of President and Chief Executive Officer of the Company, and as a member of our Board. In addition, during 2004 and early 2005, following the acquisition of a then-majority interest in the Company by Axonyx, eight directors have resigned from the Board resulting in a four person Board. Three out of the four directors currently serving on the Board commenced their service on the Board during 2004 or 2005.

One impact of such changes in our officers and directors has been to delay our sales promotions in the research assay market and in development of Ergothioneine market opportunities. Further, we narrowed our strategic focus to concentrate resources, including discontinuing the Animal Health Profiling program. There can be no assurances that these changes will not cause further disruptions in, or otherwise adversely affect, our business and results of operations.

If we fail to attract and retain key personnel, our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. While we had interim Chief Executive Officers in place, we deferred the hiring of other senior management personnel to allow a newly-engaged full time Chief Executive Officer to assist in the selection and training of such key personnel. While we have succeeded in engaging Steven T. Guillen as our Chief Executive Officer, we cannot predict whether we will be successful in finding suitable new candidates for the position Chief Financial Officer and other key management positions within the Company. While we have entered into a letter agreement of employment with Mr. Guillen, he is free to terminate his employment “at will.” Further, we cannot predict whether Mr. Guillen will be successful in his new role as our Chief Executive Officer, or whether senior management personnel hires will be effective. The loss of services of executive officers or key personnel, any transitional difficulties with our new Chief Executive Officer or the inability to attract qualified personnel could have a material adverse effect on our financial condition and business. The Company does not have any key employee life insurance policies with respect to any of its officers.

The success of our business depends upon our ability to successfully develop and commercialize products.

We cannot assure you that our efforts to develop and commercialize a cardiac predictor product, diagnostic biomarkers, an Ergothioneine nutraceutical product or any other products will be successful. The cost of such development and commercialization efforts can be significant and the likelihood of success of any such programs is difficult to predict. The failure to develop or commercialize such new products could be materially harmful to us and our financial condition.

Our future profitability is uncertain.

We cannot predict our ability to reduce our costs or achieve profitability. Our research and development expenses are expected to increase as we attempt to develop potential products. As evidenced by the substantial net losses during 2004, losses and expenses may increase and fluctuate from quarter to quarter. There can be no assurance that we will ever achieve profitable operations. We believe we have sufficient cash resources to sustain our operations for at least eighteen months. However, if we determine to engage in further development and commercialization programs with respect to our antioxidant therapeutic technologies, oxidative stress assays or other currently unidentified opportunities, additional capital may be required.

We have no biopharmaceutical or clinical diagnostic products available for sale and we may never be successful in developing products suitable for commercialization.

All of our biopharmaceutical and clinical diagnostic candidates are at an early stage of development and all of such therapeutic and clinical diagnostic candidates will require expensive and lengthy testing and regulatory clearances. None of our therapeutic or clinical diagnostic candidates have been approved by regulatory authorities. We have no therapeutic or clinical diagnostic products available for sale and we may not have any products commercially available for several years, if at all. There are many reasons that we may fail in our efforts to develop our therapeutic and clinical diagnostic candidates, including:

•	our therapeutic and clinical diagnostic candidates may be ineffective, toxic or may not receive regulatory clearances,

•	our therapeutic and clinical diagnostic candidates may be too expensive to manufacture or market or may not achieve broad market acceptance,

•	third parties may hold proprietary rights that may preclude us from developing or marketing our therapeutic and clinical diagnostic candidates, or

•	third parties may market equivalent or superior products.

Clinical development is inherently uncertain and expense levels may fluctuate unexpectedly because we cannot accurately predict the timing and level of such expenses.

Our future success may depend in part upon the results of clinical trials designed to assess the safety and efficacy of our potential products. We do not have substantial experience in developing and running clinical trials. The completion of clinical trials often depends significantly upon the rate of patient enrollment, and our expense levels will vary depending upon the rate of enrollment. In addition, the length of time necessary to complete clinical trials and submit an application for marketing and manufacturing approvals varies significantly and is difficult to predict. The expenses associated with each phase of development depend upon the design of the trial. The design of each phase of trials depends in part upon results of prior phases, and additional trials may be needed at each phase. As a result the expense associated with future phases cannot be predicted in advance. Further, if we undertake clinical trials, we may decide to terminate or suspend ongoing trials. Failure to comply with extensive FDA regulations may result in unanticipated delay, suspension or cancellation of a trial or the FDA’s refusal to accept test results. The FDA may also suspend our clinical trials at any time if it concludes that the participants are being exposed to unacceptable risks. As a result of these factors, we cannot predict the actual expenses that we will incur with respect to trials for any of our potential products, and we expect that our expense levels will fluctuate unexpectedly in the future.

Competition in most of our primary current and potential market areas is intense and expected to increase.

The diagnostic, pharmaceutical and nutraceutical industries are highly competitive. The main commercial competition at present in our research assay business is represented by, but not limited to, the following companies: Cayman Chemical, Assay Designs and Randox. In addition, our competitors and potential competitors include large pharmaceutical/nutraceutical companies, universities and research institutions. Relative to OXIS, these competitors may have substantially greater capital resources, research and development staffs, facilities, as well as greater expertise manufacturing and making products. In addition, these companies, as well as others, may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products. There can be no assurance that we can compete successfully.

In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to commercialize existing technologies or new technologies on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and technologies, which could materially adversely affect our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors and any failure to do so would have a material adverse effect upon our business, operating results and financial condition.

Axonyx holds the voting power to control matters affecting us.

Axonyx owns approximately 33.8% of our issued and outstanding stock. In addition, Marvin Hausman, the Chairman of the Board of Axonyx is the Chairman of the Board and acting Chief Financial Officer of the Company, and S. Colin Neill, the Chief Financial Officer of Axonyx, is a member of the Board of Directors and Secretary of the Company. Given these circumstances, Axonyx may influence our business direction and policies, and, thus, may have the ability to control certain material decisions affecting us. In addition, such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years unless the transaction meets certain conditions. Section 203 also limits the extent to which an interested shareholder can receive benefits from our assets. These provisions could complicate or prohibit certain transactions (including a financing transaction between the Company and Axonyx), or limit the price that other investors might be willing to pay in the future for shares of our common stock.

If we are unable to develop and maintain alliances with collaborative partners, we may have difficulty developing and selling our products and services.

Our ability to realize significant revenues from new products and technologies is dependent upon, among other things, our success in developing business alliances and licensing arrangements with nutraceutical/biopharmaceutical and/or health related companies to develop and market these products. To date, we have had limited success in establishing foundations for such business alliances and licensing arrangements and there can be no assurance that our efforts to develop such business relationships will progress to mature relationships or that any such relationships will be successful. Further, relying on these or other alliances is risky to our future success because:

•	our partners may develop products or technologies competitive with our products and technologies;

•	our partners may not devote sufficient resources to the development and sale of our products and technologies;

•	our collaborations may be unsuccessful; or

•	we may not be able to negotiate future alliances on acceptable terms.

Our revenues and quarterly results have fluctuated historically and may continue to fluctuate, which could cause our stock price to decrease.

Our revenues and operating results may fluctuate due in part to factors that are beyond our control and which we cannot predict. Material shortfalls in revenues will materially adversely affect our results and may cause us to experience losses. In particular, our revenue growth and profitability depend on sales of our research assays and fine chemicals. Factors that could cause sales for these products and other products to fluctuate include:

•	an inability to produce products in sufficient quantities and with appropriate quality;

•	an inability to obtain sufficient raw materials;

•	the loss of or reduction in orders from key customers;

•	variable or decreased demand from our customers;

•	the receipt of relatively large orders with short lead times;

•	our customers’ expectations as to how long it takes us to fill future orders;

•	customers’ budgetary constraints and internal acceptance review procedures;

•	the fact that there may be only a limited number of customers that are willing to purchase our research assays and fine chemicals;

•	a long sales cycle that involves substantial human and capital resources; and

•	potential downturns in general or in industry specific economic conditions.

Each of these factors has impacted, and may in the future impact, the demand for and availability of our products and our quarterly operating results. For example, due to the unavailability of beef liver as a source for bSOD we were unable to sell any bSOD during 2004, as compared to sales of $562,000 in 2003. We do not anticipate this source becoming available again within the foreseeable future and do not anticipate any revenues from sales of this product in the foreseeable future. In addition, a decrease in the demand for our Ergothioneine product resulted in a reduction of sales to $87,000 in 2004, compared to $333,000 in 2003. We cannot predict with any certainty our future sales of Ergothioneine.

If the sales or development cycles for research assays and fine chemicals lengthen unexpectedly, our revenues may decline or not grow as anticipated and our results from operations may be harmed.

Changes in accounting standards regarding stock option plans could increase our reported losses, cause our stock price to decline and limit the desirability of granting stock options.

The Financial Accounting Standards Board has issued regulations that eliminate the ability to account for share-based compensation transactions using the intrinsic method that we currently use and generally would require that such transactions be accounted for using a fair-value-based method and recognized as an expense in our consolidated statement of operations. As currently contemplated, we will be required to expense stock options after January 1, 2006. Currently, we generally only disclose such expenses on a pro forma basis in the notes to our consolidated financial statements in accordance with accounting principles generally accepted in the United States. Expensing such stock options will add to our losses or reduce our profits, if any. In addition, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program.

Our income may suffer if we receive relatively large orders with short lead times, or our manufacturing capacity does not otherwise match our demand.

Because we cannot immediately adapt our production capacity and related cost structures to rapidly changing market conditions, when demand does not meet our expectations, our manufacturing capacity will likely exceed our production requirements. Fixed costs associated with excess manufacturing capacity could adversely affect our income. Similarly, if, we receive relatively large orders with short lead times, we may not be able to increase our manufacturing capacity to meet product demand, and, accordingly, we will not be able to fulfill orders in a timely manner. During a market upturn, we may not be able to purchase sufficient supplies to meet increasing product demand. In addition, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. These factors could materially and adversely affect our results.

We depend on a single supplier for our bSOD product and we do not expect to be able to maintain sales of our bSOD product due to the lack of availability of raw material. Future availability or a new formulation of this raw material is unknown at this time.

We depend on a single supplier, Diosynth in the Netherlands, to provide bovine Superoxide Dismutase (bSOD) in required volumes, and at appropriate quality and reliability levels. With the discovery of several cases of Bovine Spongiform Encephalopathy (“BSE”), commonly known as “mad cow disease,” in the United States and Canada in 2003 and 2004, the use of beef liver as a source for bSOD was no longer possible and the manufacture of this product was discontinued. Accordingly, in 2004 we did not sell any bSOD and we do not expect future sales of bSOD. During 2003, we recorded bSOD sales of $562,000.

Securities regulation compliance in France and legal proceedings involving the AMF in France have resulted in, and may in the future result in, unexpected financial consequences to the Company.

In 1997, the Company completed an offering of its common stock to European investors, and listed the resulting shares on the Nouveau Marché in France. As a result of such listing, the Company has been subject to French securities laws and the securities regulations of the Autorité des Marchés Financiers (the “AMF”), the French regulatory agency overseeing the Nouveau Marché. The cost of complying with such securities laws and regulations can be substantial. The AMF engaged in an investigation alleging that the Company failed to file financial and other disclosure information as required under French law from 1999 through 2002. As a result of the investigation, the Company incurred substantial defense costs and paid a fine of approximately $62,000. As of December 31, 2004, the Company recorded approximately $183,000 related to the defense and settlement of the investigation, including foreign legal expenses of $121,000 and fines imposed by the AMF of $62,000. In a related legal proceeding before French judicial authorities, the Company incurred additional legal expenses and paid an additional approximately $11,600 in settlement of any obligation to pay fines. Although the Company is not as of the date of this prospectus aware of any pending AMF allegations, in the event the AMF would make additional allegations against the Company or in the event that the Company would be required to answer additional charges in French legal proceedings, the Company may incur further substantial costs and fines. No assurances can be given that the Company would be able to settle any such matters with the AMF, or if it does settle these matters with the AMF, that it would be able to do so on terms favorable to the Company.

Our success will require that we establish a strong intellectual property position and that we can defend ourselves against intellectual property claims from others.

Maintaining a strong patent position is important to our competitive advantage. We currently have approximately 85 patents either granted or applied for in 15 countries with expiration dates ranging from 2006 to 2024. Litigation on patent-related matters has been prevalent in our industry and we expect that this will continue. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection is highly uncertain, so there can be no assurance that the patent rights we have or may obtain will be valuable. Others may have filed, or may in the future file, patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot assure investors that any such patent applications will not have priority over our patent applications. Further, we may choose to abandon certain issued United States and international patents that we deem to be of lesser importance to our strategic direction, in an effort to preserve our financial resources. Abandonment of patents could substantially affect the scope of our patent protection. In addition, we may in future periods incur substantial costs in litigation to defend against patent suits brought by third parties or if we initiate such suits.

In addition to patent protection, we also rely upon trade secret protection for our confidential and proprietary information. There can be no assurance, however, that such measures will provide adequate protection for our trade secrets or other proprietary information. In addition, there can be no assurance that trade secrets and other proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our trade secrets and other proprietary information. If we cannot obtain, maintain or enforce intellectual property rights, competitors can design and commercialize competing technologies.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

•	enforce patents that we own or license;

•	protect trade secrets or know-how that we own or license; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of its technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of our products. We may seek to acquire additional insurance for liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could have a serious adverse effect on our business, financial condition and results of operations.

Disclosure controls are no assurance that the objectives of the control system are met.

Although we have an extensive operating history, resources are limited for the development and maintenance of our control environment. We have a limited number of personnel and therefore segregation of duties can be somewhat limited as to their scope and effectiveness. We believe, however, that we are in reasonable compliance with the best practices given the environment in which we operate. Although existing controls in place are deemed appropriate for the prevention, detection and minimization of fraud, theft, and errors, they may result in only limited assurances, at best, that the total objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, can be detected and/or prevented and as such this is a risk area for investors to consider.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, our stock price is highly volatile, and you may not be able to sell your shares of our common stock at a price greater than or equal to the price you paid for such shares.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board (“OTCBB”). Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation. The market price of our common stock is extremely volatile. To demonstrate the volatility of our stock price, during the twelve-month period ending on December 31, 2004, the volume of our common stock traded on any given day has ranged from 0 to 542,342 shares. Moreover, during that period, our common stock traded as low as $0.32 per share and as high as $0.90 per share, a 281.25% difference. This may impact an investor’s decision to buy or sell our common stock. As of May 16, 2005 there were approximately 5,500 holders of our common stock. Factors affecting our stock price include:

•	our financial results;

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial health care products or therapeutic products by us or our competitors;

•	government regulation;

•	developments in patents or other intellectual property rights;

•	developments in our relationships with customers and potential customers; and

•	general market conditions.

Furthermore, volatility in the stock price of other companies has often led to securities class action litigation against those companies. Any such securities litigation against us could result in substantial costs and divert management’s attention and resources, which could seriously harm our business and financial condition.

In addition, the 12,264,158 outstanding shares of our common stock, and the 12,877,366 shares of our common stock that are issuable upon exercise of warrants we have issued to the selling shareholders, may be sold into the market pursuant to this prospectus. We cannot control when and in what quantities the selling shareholders will choose to sell shares of our common stock pursuant to this prospectus and such sales may cause the price of our common stock to decline.

Our common stock may be subject to “penny stock” rules which may be detrimental to investors.

Our common stock may be, or may become, subject to the regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) for “penny stock”. Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements may adversely affect the market liquidity of our common stock.

Sales of our common stock may require broker-dealers to make special suitability determinations regarding prospective purchasers.

Our common stock may be, or may become, subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. Applicability of this rule would adversely affect the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Accordingly, the market for our common stock may be limited and the value negatively impacted.

We will incur expenses in connection with this registration which may be significant in relation to our revenues.

We are required to pay the fees and expenses incurred by us incident to the registration of the shares under the registration statement which includes this prospectus. These expenses may be significant in relation to our revenues. We have also agreed to indemnify certain of the selling shareholders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in this registration statement or prospectus, including liabilities under the Securities Act. In the event such a claim is made in the future, such losses, claims, damages and liabilities arising therefrom could be significant in relation to our revenues.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” section above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section below, and other sections of this prospectus.

The statements contained in this Registration Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements include, without limitation, statements regarding: (i) our intention to provide a more effective diagnostic predictor test for patients at risk of cardiac events, and to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006; (ii) our plans to conduct collaborative research to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases; (iii) the initial focus of such collaborative research including diseases, including Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke; (iv) our intention to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working; (v) our intention to focus on and intensify our efforts to consummate diagnostic, pharmaceutical and nutraceutical relationships and/or strategic partnerships with larger companies for the purpose of further developing and exploiting our antioxidant molecules; (vi) our plan to continue to evaluate our therapeutics classes of small molecular weight antioxidant molecules for further development as our financial resources permit; (vii) our plans to include a new focus on the areas of clinical cardiac predictor testing, biomarker research and the nutraceutical marketplace; (viii) our pursuit of the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur; (ix) our development of such a product through the combination of our MPO assay with other assays currently in-house (as well as with other assays under development); (x) our belief that our Ergothioneine compound may be well suited for development as a nutraceutical supplement that can be sold over the counter and our intent to pursue the development of Ergothioneine for use in such markets; (xi) our expectation that revenues from sales to EMD Biosciences, Inc. for fiscal year 2005 will be similar to those in 2004; (xii) our intention to file new patent applications related to our current products under development, pursue acquisitions on a selective basis, and expand our marketing efforts in both commercial and research markets; (xiii) our estimate that there are more than 10,000 scientists and clinicians who are working directly in research on free radical biochemistry, and who are potential customers for these research assays; (xiv) our belief that our assays offer advantages over conventional laboratory methods, including ease of use, speed, specificity and accuracy; (xv) our belief that our new products and technologies show considerable promise; (xvi) our belief that we could readily find alternative suppliers, or that we could readily market alternative products with adequate raw material supply; (xvii) our intent to establish and implement a plan to recruit distributors of our products; (xviii) our indication that our future success may depend in part upon the results of clinical trials designed to assess the safety and efficiency of our potential products; (xix) our belief that we have sufficient capital resources to sustain our operations for at least eighteen months and to continue operating in accordance with our current plans for 2005; (xx) our belief that we currently are in compliance with all such regulations and our intention that in the future all of our diagnostic and therapeutic developments will be in compliance with these regulations; (xxi) our belief that our relationship with our employees is good; (xxii) our belief that our facilities are adequate for the immediate future; (xxiii) our belief that the $6,500,000 in additional capital received in the form of private placement of equity will allow us to continue operating in accordance with our current plans for 2005; (xxiv) our expectation that our research and development expenses will increase as we attempt to develop potential products; and (xxv) our expectation to have smaller losses in 2005.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to, the following: (1) we may not be able to obtain necessary financing; (2) the cost of complying with the regulatory requirements related to being listed on a stock exchange in France may exceed expectations; (3) Axonyx Inc. holds the voting power to control matters affecting us, and such concentration of voting power could have the effect of delaying, deterring or preventing a change of control; (4) uncertainties exist relating to issuance, validity and ability to enforce and protect patents, other intellectual property and certain proprietary information; (5) the potential for patent-related litigation expenses and other costs resulting from claims asserted against us or our customers by third parties; (6) our products may not meet product performance specifications; (7) new products may be unable to compete successfully in either existing or new markets; (8) availability and future costs of materials and other operating expenses; (9) weakness in the global economy and changing market conditions, together with general economic conditions affecting our target industries, could cause the our operating results to fluctuate; (10) the risks involved in international operations and sales; and (11) disclosure controls cannot prevent all error and all fraud. For a more detailed explanation of such risks, please see the section entitled “Risk Factors” beginning on page 4 of this Registration Statement. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes included in this Registration Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Registration Statement.

USE OF PROCEEDS

This prospectus relates to 25,141,524 shares of our common stock, which may be sold from time to time by the selling shareholders. We will not receive any part of the proceeds from the sale of common stock by the selling shareholders. 12,877,366 shares of Common Stock are issuable upon exercise of outstanding warrants issued pursuant to the January 6, 2005 private placement. Of these warrants, (i) 6,438,685 have an exercise price of $0.66 per share and (ii) 6,438,681 have an exercise price of $1.00 per share. As of the date of this prospectus, May [    ], 2005, the closing bid price of OXIS as reported by the OTCBB was $[            ]. If all such warrants are fully exercised without using any applicable cashless exercise provisions, we will receive approximately $10,688,213 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes. Such outstanding warrants were issued pursuant to a January 6, 2005 private placement.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported on the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
Fiscal Year 2003	First Quarter	$0.28	$0.12
	Second Quarter	$0.58	$0.12
	Third Quarter	$0.51	$0.22
	Fourth Quarter	$0.78	$0.20
Fiscal Year 2004	First Quarter	$0.90	$0.52
	Second Quarter	$0.84	$0.45
	Third Quarter	$0.69	$0.32
	Fourth Quarter	$0.65	$0.41
Fiscal Year 2005	First Quarter	$0.57	$0.28
	Second Quarter*	$0.43	$0.27

*	Through and including May 24, 2005.

Shareholders

As of May 16, 2005, we had approximately 41,908,364 shares of common stock issued and outstanding which were held by approximately 5,500 shareholders, including approximately 2,500 shareholders who hold their shares in street name. The transfer agent for our common stock is EquiServe Trust Company, 250 Royall Street, Canton, Massachusetts 02021.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. The Company utilizes its assets to develop its business and, consequently, has never paid a dividend and does not expect to pay dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

BUSINESS

Introduction

OXIS International, Inc. (“OXIS” or “the Company”) is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. We have invested significant resources to build an early and substantial patent position on both our antioxidant therapeutic technologies and selected oxidative stress assays.

In 1965, Diagnostic Data, Inc. was incorporated in the State of California. The Company changed its incorporation to the State of Delaware in 1972; and changed its name to DDI Pharmaceuticals, Inc. in 1985. In 1994, the Company merged with International BioClinical, Inc. and Bioxytech S.A. and changed its name to OXIS International, Inc. The Company’s principal executive offices and assay manufacturing facilities are located in a 15,000 sq. ft. facility at 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

We market diagnostic assays and fine chemicals to research laboratories and other customers. Our biopharmaceutical and nutraceutical discovery and research efforts are focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS. We derive revenues primarily from sales of research assays, as well as fine chemicals such as Ergothioneine to researchers and the cosmetics industry. Our diagnostic products include twenty-five assays to measure markers of oxidative stress.

We are pursuing the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur. In 2005, the total economic cost of cardiovascular disease is estimated at $393 billion by the Heart Disease and Stroke Statistics, 2005 Update. Early detection of cardiovascular disease may not only contribute to health and wellness, but also may reduce health care costs. We are developing this product through the combination of our MPO assay with other assays currently in-house (as well as with other assays under development). Our current plan is to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that a commercially viable product will be successfully launched.

In early 2005, we announced our plans to conduct collaborative research with selective scientists and university laboratories to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases. The initial focus of this study should include the following diseases: Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke. We intend to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working. Our success in building foundations for such collaborative alliances has been limited and we can give no assurances that such relationships will mature or that our efforts to establish oxidative stress paradigms will be successful.

Our lead therapeutic drug candidate, BXT-51072 (based on a small molecular weight antioxidant molecule), completed a Phase IIA clinical trial in inflammatory bowel disease (IBD) in 1999. This Phase IIA trial was a multi-center, nonrandomized, open-label, two-arm study which assessed the safety, pharmacokinetics, and efficacy of BXT-51072. Due to the lack of financial resources, we ceased further testing of BXT-51072. Two other therapeutic programs relating to small molecular weight antioxidant molecules are in the pre-clinical stage of development, but we ceased activity with respect to these programs due to the lack of financial resources. We currently do not plan to resume these programs.

Although we ceased further testing of BXT-51072, we continue to review the possibility of further clinical studies. In September 2004, we entered into an exclusive licensing agreement relating to BXT-51072 and related compounds with Haptoguard, Inc. Under the agreement, we have granted the licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to licensed compounds. We received an upfront license fee of $450,000, and the licensee must pay royalties to us, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. There can be no assurances that royalty payments will result or that milestone payments will be realized. The licensee may terminate the agreement for any reason or for no reason by providing us with 180 days’ written notice. We have the right to terminate the agreement if the licensee fails to pay us any required payments under the agreement or if the licensee fails to comply with certain plan and timeline requirements relating to the development of the licensed compounds and such failure continues for 30 days after we have given notice to the licensee of such failure. Either party may terminate the agreement upon 30 days’ written notice upon certain events relating to the other party’s bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party’s uncured breach of any material provision of the agreement. Otherwise, the agreement terminates when our underlying patents related to the licensed compounds expire.

As discussed above, our therapeutic ethical and nutraceutical product portfolio includes three classes of small molecular weight antioxidant molecules. We intend to focus on and intensify our efforts to consummate diagnostic, pharmaceutical and nutraceutical relationships and/or strategic partnerships with larger companies for the purpose of further developing and exploiting our antioxidant molecules. We also intend to file new patent applications related to our current products under development, pursue acquisitions on a selective basis, and expand our marketing efforts in both commercial and research markets. No assurance can be given that our efforts will generate the results anticipated by our management or will in the future be favorable to us.

Government Regulation

Government regulation in the United States and certain foreign countries today is not currently a significant factor in our business. In the United States, our current products and manufacturing practices are not subject to regulation by the United States Food and Drug Administration (“FDA”) pursuant to the Federal Food, Drug and Cosmetic Act as it relates to research products. Development, manufacture and marketing of clinical diagnostic products which we are currently pursuing, as well as therapeutic development, are regulated by the FDA. We believe that we currently are in compliance with all such regulations and intend that in the future all of our diagnostic and therapeutic developments will be in compliance with these regulations.

Patents and Trademarks

We have an extensive portfolio of patents for diagnostic assays and several series of small molecular weight molecules to detect, treat and monitor diseases associated with damage from free radicals and ROS. This portfolio provides opportunities to apply our technologies to a wide range of diseases and conditions of oxidative stress.

Currently, we have approximately 85 currently issued patents or patent applications filed internationally. Patent coverage includes aspects of all three of our classes of small molecular weight antioxidant molecules. We are currently considering whether to abandon certain issued United States and international patents that we deem to be of lesser importance to the strategic direction of the Company, in an effort to preserve our financial resources.

Marketing

We market products and technologies related to oxidative stress. Oxidative stress occurs as a result of an imbalance between damaging free-radicals and related molecules and their inactivation by antioxidants. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response.

During 2004, we continued to market our research products to professional scientists in academia, industry and government through our OXISResearch catalog. Our marketing program is centered on targeting medical, environmental and various industry audiences interested in oxidative and nitrosative stress (nitrosative stress occurs when the generation of reactive nitrogen species in a system exceeds the system’s ability to neutralize and eliminate them). Primary vehicles for this marketing program include printed literature, the OXISResearch website and attendance at conferences targeting neuroscience, cancer, cardiac and nutritional researchers, among others.

Our assays for markers of oxidative stress are currently being sold both directly by us and through a network of distributors to researchers primarily in the United States, Europe and the Pacific Rim. We estimate that there are more than 10,000 scientists and clinicians who are working directly in research on free radical biochemistry, and who are potential customers for these research assays. We continue to strengthen our international distribution network by adding selective new distributors around the world. These distributors are exclusively focused on sales of research products in the life science market. In 2004, over 20 distributors represented approximately 45% of our total revenue. Sales to these distributors are at arms length at a negotiated discount from our list price. These distributors are exclusively focused on sales of research products in the life sciences market. Although, to date, we have not recruited distributors of our products, we intend to establish and implement a plan to do so in the future.

During 2004, approximately 11% of our total revenues were from EMD Biosciences, Inc., a distributor customer located in the United States. We expect revenues from sales to EMD Biosciences, Inc. for fiscal year 2005 to be similar to those in 2004.

Products

Research Assays. Revenues from sales of our research diagnostic assays and fine chemicals comprised 81% of total revenues in 2004 and 75% of total revenues in 2003. Certain key products are described below in this subsection. We offer more than 100 research products for sale including:

Assays for markers of oxidative and nitrosative stress

Antibodies

Enzymes

Controls

We continue to offer a few specialty/proprietary antioxidants and specialty chemicals but product development focus and support are directed at assays, antibodies and enzymes in the area of oxidative and nitrosative stress.

Our primary research product line is comprised of twenty-five assay test kits which measure key markers in free radical biochemistry (markers of oxidative stress). Specifically, these assays measure levels of general and specific antioxidant activity, oxidative alterations to organic lipid, protein and DNA substrates, and pro-oxidant activation of specific white blood cells. Fifteen of our research assays are manufactured at our facility in Portland, Oregon. The others are manufactured pursuant to private label agreements.

These assay kits utilize either chemical (colorimetric) or immunoenzymatic (EIA) reactions that can be read using laboratory spectrophotometers and microplate readers, respectively. We believe our assays offer advantages over conventional laboratory methods, including ease of use, speed, specificity and accuracy.

Our assays for markers of oxidative stress are generally protected by trade secrets, and to some extent, patents. Five U.S. patents and eight international patents have been issued with respect to these assays. The oxidative stress assays are sold under the registered trademark “Bioxytech®.”

Myeloperoxidase (MPO). We are developing our myeloperoxidase assay (“MPO”), a research assay, for sale either alone or in combination with other assays into the diagnostic clinical market. In the fourth quarter of 2003, MPO was used in a study that potentially demonstrates the role of oxidative stress in cardiovascular disease. Currently, biomarkers used for myocardial infarction present significant limitations in predictive quality due to variability of patient population, the range for abnormal test results, and other factors. In contrast, blood plasma MPO levels, as measured by our MPO kit with our own monoclonal antibody, appear to be a better predictor of patients at risk for cardiac events before they occur, according to a report in the New England Journal of Medicine, October 23, 2003. We are pursuing the development of a cardiovascular predictor product, including our MPO assay, combined with other assays currently in-house or under development for FDA diagnostic approval. We have plans for a commercial cardiovascular predictor product by the first quarter of 2006; however, no assurances can be given that the commercial product will be available on such a schedule or that the commercial product will be successful.

Ergothioneine. We sell Ergothioneine to selected customers as a compound used in the cosmetics industry. Sales of Ergothioneine were $87,000 in 2004 and $333,000 in 2003. Sales during 2003 were principally to one customer in the cosmetics industry in connection with such customer’s marketing campaign of a formulation of cosmetics which included, among other things, Ergothioneine. This customer did not purchase in similar quantities in 2004, or in the first quarter of 2005. Although we are not aware of the outcome of the marketing effort concerning the formulation of cosmetics including Ergothioneine, we have not received additional orders from that particular customer or received any indication that additional orders are expected, and we can give no assurances that sales of Ergothioneine to this customer or other cosmetics industry customers will resume.

Animal Health Profiling. During the years 2002 through 2004, we pursued the potential commercial application of several of our assays to the prediction of susceptibility to disease in cattle. From the compiled data a strong and statistically significant relationship between oxidative stress and respiratory disease in cattle had been demonstrated and the beef industry attributes over $1 billion per year in losses to disease. During this period, we worked extensively with key cattle feeding companies in our attempt to validate and commercialize the use of our test for cattle respiratory disease management. In the fourth quarter of 2004, we concluded from the results of these tests that commercial viability of this program for us was unlikely within a reasonable timeframe and decided we would discontinue funding for this program effective December 31, 2004.

Bovine Superoxide Dismutase (bSOD). There were no revenues from sales of bulk bovine SOD (“bSOD”) in 2004 while approximately 21% of our total revenues in 2003 were from sales of bSOD. Commercial-scale manufacture and quality control of bulk bSOD, as well as subsequent quality control and processing of United States Department of Agriculture-inspected edible beef liver into highly purified bulk bSOD requires a complex, multi-step process. With the discovery of several cases of Bovine Spongiform Encephalopathy (“BSE”), commonly known as “mad cow disease,” in the United States and Canada in 2003 and 2004, the use of beef liver as a source for bSOD was no longer possible and the manufacture of this product was discontinued. We do not anticipate this source becoming available again within the foreseeable future and do not anticipate any revenues from sales of this product in the foreseeable future.

Competition

The diagnostic, pharmaceutical and nutraceutical industries are highly competitive. Competition in most of our primary current and potential market areas is intense and expected to increase. There can be no assurance that we can compete successfully.

The main commercial competition at present in our research assay business is represented by, but not limited to, the following companies: Cayman Chemical, Assay Designs and Randox. In addition, our competitors and potential competitors include large pharmaceutical/nutraceutical companies, universities and research institutions. Relative to OXIS, these competitors may have substantially greater capital resources, research and development staffs, facilities, as well as greater expertise manufacturing and making products. In addition, these companies, as well as others, may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products.

Raw Material Suppliers

During 2004, we purchased raw materials from three suppliers who comprised 21%, 19% and 18% of the raw materials we purchased. We believe we could readily find alternative suppliers, or that we could readily market alternative products with adequate raw material supply, if necessary. Accordingly, we believe there is limited risk of over reliance on any supplier.

Research and Development

Research and development expenses were $278,000 and $409,000 for the years ended December 31, 2004 and 2003, respectively.

We are pursuing the development of a cardiovascular predictor diagnostic product which is intended to provide a better diagnostic predictor test for patients at risk of cardiac events before they occur. We are developing this product through the combination of our MPO assay with other assays currently in-house (as well as with others under development). Our current plans are to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006. No assurances can be given that this development project will be successful, FDA approval will be obtained, or that the commercial product will be successfully launched.

Although we have not adopted a development plan, we will continue to evaluate our therapeutics classes of small molecular weight antioxidant molecules for further development as our financial resources permit. These classes are chemically diverse and represent the major molecules with antioxidant activity present in nature – catalysts, lipid soluble membrane antioxidants and thiols.

In early 2005, we announced our plans to conduct collaborative research with selective scientists and university laboratories to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases. The initial focus of this study should include the following diseases: Bovine Spongiform Encephalopathy (BSE; Mad Cow Disease); Creutzfeld Jacob Disease (CJD; human variant of BSE); Type II Diabetes with associated cardiovascular mortality; atherosclerosis and cardiac morbidity; hepatitis with liver failure; and neurodegenerative disorders, such as Alzheimer’s disease and stroke. We intend to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working. Our success in building foundations for such collaborative alliances has been limited, and we can give no assurances that such relationships will mature or that our efforts to establish oxidative stress paradigms will be successful.

Our lead therapeutic drug candidate, BXT-51072, completed a Phase IIA clinical trial in inflammatory bowel disease (IBD) in 1999, but due to the lack of financial resources, we ceased further testing of BXT-51072. We continue, however, to review the possibility of further clinical studies. In September 2004, we entered into an exclusive licensing agreement relating to BXT-51072 and related compounds. Under the agreement, we have granted the licensee exclusive worldwide rights, in certain defined areas of cardiovascular indications, to develop, manufacture and market BXT-51072 and related compounds from our library of such antioxidant compounds. The licensee is responsible for worldwide product development programs with respect to licensed compounds. We received an upfront license fee of $450,000, and the licensee must pay royalties to us, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. There can be no assurances that royalty payments will result or that milestone payments will be realized.

Much of our future growth would likely depend on potential products that are in research and development and no material revenues have been generated to date from sales of these potential products. No assurance can be given that our product development efforts will be successfully completed, that regulatory approvals will be obtained if required, or that any such products, if developed and introduced, will be successfully marketed. If we do not successfully introduce new products, our revenues and results of operations will be materially adversely affected.

Employees

As of May 23, 2005, we had thirteen full time employees in the United States. None of our employees are subject to a collective bargaining agreement. We believe our relationship with our employees is good, and we have never experienced an employee-related work stoppage.

We will need to hire and retain a highly-qualified Chief Financial Officer and other executives in order to execute our business plan. No assurance can be given that we will be able to locate and hire such personnel, or that, if hired, we will continue to be able to pay the higher salaries necessary to retain such employees.

Foreign Operations and Export Sales

Revenues attributed to countries based on the location of customers:

	2004	2003
Japan	$221,000	$333,000
France	$145,000	$259,000
United Kingdom	$55,000	$39,000
Korea	$43,000	$67,000
Spain	$37,000	$596,000
Other foreign countries	$304,000	$207,000

The sales to “Other foreign countries” occurred in more than 35 countries, with no single country the site of more than $35,000 in annual sales.

The decrease in sales to customers in France was primarily the result of decreased Ergothioneine sales (from $333,000 in 2003 to $87,000 in 2004). The decrease in sales to customers in Spain was primarily the result of decreased bSOD sales (from $562,000 in 2003 to zero in 2004).

Facilities

The Company leases its 15,000 sq. ft. corporate offices and assay manufacturing facilities at 6040 N. Cutter Circle, Suite 317, Portland OR 97217. The Company leases their facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005. We believe that these facilities are adequate for the immediate future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes. This discussion contains forward-looking statements based upon our current expectations and involves risks and uncertainties. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risks Related to Our Business,” “Business” and elsewhere in this document. See the paragraphs following the heading “Forward-Looking Statements” for additional discussion.

General

The Company is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress.

We market diagnostic assays and fine chemicals to research laboratories and other customers. Our biopharmaceutical and nutraceutical discovery and research efforts are focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS. We derive revenues primarily from sales of research assays, as well as fine chemicals such as Ergothioneine to researchers and the cosmetics industry. Our diagnostic products include twenty-five assays to measure markers of oxidative stress.

Our current plans include a new focus on the areas of clinical cardiac predictor testing, biomarker research and the nutraceutical marketplace. We are pursuing the development of a cardiovascular predictor product intended to provide a more effective diagnostic predictor test for patients at risk of cardiac events before they occur. We are developing this product through the combination of our MPO assay with other assays currently in-house (as well as with other assays under development). Our current plan is to submit this product for FDA diagnostic approval and subsequently for commercial launch by the first quarter of 2006.

In early 2005, we announced our plans to conduct collaborative research with selective scientists and university laboratories to design an oxidative stress paradigm to diagnose the early onset of potentially fatal human and animal diseases. We intend to attempt to develop diagnostic biomarkers that can identify at an early stage the presence of a disease state, distinguish which patients are most suited for a particular drug, and provide feedback to the physician on how well the drug is working.

We also believe that our Ergothioneine compound may be well suited for development as a nutraceutical supplement that can be sold over the counter and we intend to pursue the development of Ergothioneine for use in such markets.

Additional capital that will be allocated to fund these plans was received in the form of a private placement of equity on December 30, 2004, in the amount of $4,250,000 and an additional $2,250,000 in early January 2005. We believe that these funds will allow the Company to continue operating in accordance with its current plans for 2005. However, if we determine to engage in further development and commercialization programs with respect to our antioxidant therapeutic technologies, oxidative stress assays, or other currently unidentified opportunities, additional capital may be required.

Throughout the first ten weeks of 2004, Axonyx acquired approximately 52.4% of our outstanding voting stock. Axonyx’s holdings subsequently were decreased to approximately 34% following a private placement of equity at December 30, 2004.

On March 10, 2004, in connection with such acquisition by Axonyx of our common stock, three of the Company’s directors resigned from our Board of Directors and the Board appointed four directors that had been nominated by Axonyx. Three of these directors have subsequently resigned. In June 2004, the Company’s Chief Executive Officer retired and was replaced by an Acting Chief Operating Officer. In August 2004, the Company’s Chief Financial Officer resigned. While we had interim Chief Executive Officers in place, we deferred the hiring of other senior management personnel to allow a newly-engaged full time Chief Executive Officer to assist in the selection and training of such key personnel. We have succeeded in engaging Steven T. Guillen as our Chief Executive Officer, and will endeavor to find suitable new candidates for the position Chief Financial Officer and other key management positions within the Company.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Our critical accounting policies are described in Note 2 of the Company’s Consolidated Financial Statements. This summary of critical accounting policies of the Company is presented to assist in understanding the Company’s financial statements. All accounting estimates are at risk to change because of internal and external factors, and when adjustments are adopted. Most of our estimates are based upon historically known data and have remained stable over time. Certain estimates are subject to market place conditions, and are discussed below.

On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting estimates and policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements.

Intellectual Property License Fees—We recognize license fee revenue for licenses to the Company’s intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless we have continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. We consider all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. In certain licensing arrangements, there is a minimum guarantee recognized upon transfer of the license when collectibility is reasonably assured, unless we have continuing obligations for which fair value cannot be established and the amount of the variable fee is in excess of the guaranteed minimum recognized as revenue.

Inventories—Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the products and production requirements. Demand for the our products can fluctuate significantly. Factors which could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers and/or continued weakening of economic conditions. Additionally, our estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory. Our estimates are based upon our understanding of historical relationships which can change at anytime.

Product sales—We manufacture, or have manufactured on a contract basis, products that are sold to customers. We recognize revenue from sales when there is persuasive evidence that an arrangement exists, services have been rendered, the seller’s price to a buyer is determinable, and collectibility is reasonably assured. The Company’s mix of product sales are substantially at risk to market conditions and demand, which may change at anytime.

Patents and trademarks—Our patents and trademarks are stated at cost. The recoverability of patents and trademarks is reevaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. As of December 31, 2004 and 2003, we have recorded $77,000 and $65,000 in amortization expense, respectively, related to our patents, patents pending and trademarks. We are amortizing these costs over the life of the respective patents or trademarks.

Inflation—We do not believe that inflation had a significant impact on our results of operations for the periods presented.

Results of Operations

FISCAL YEAR 2004 COMPARED TO FISCAL YEAR 2003

Revenues

Our revenues for the past two years consisted of the following:

	2004	2003
Research assays and fine chemicals	$1,914,000	$2,056,000
Medical instruments	—	12,000
Bovine Superoxide Dismutase (“bSOD”) for research and human use	—	562,000
Other	450,000	110,000

Total sales	$2,364,000	$2,740,000

In 2004, sales of research assays and fine chemicals decreased by $142,000 to $1,914,000, a 7% decrease over the 2003 sales of $2,056,000. This decrease is due primarily to decreased sales volumes of Ergothioneine ($246,000) which reflects a lower level of orders received from our customers who are principally in the cosmetics industry. This decrease was partially offset by increased research assay sales volumes. Sales during 2003 were principally to one customer in the cosmetics industry in connection with such customer’s marketing campaign of a formulation of cosmetics which included, among other things, Ergothioneine. This customer did not purchase in similar quantities in 2004, or in the first quarter of 2005. Although we are not aware of the outcome of the marketing effort concerning the formulation of cosmetics including Ergothioneine, we have not received additional orders from that particular customer or received any indication that additional orders are expected, and we can give no assurances that sales of Ergothioneine to this customer or other cosmetics industry customers will resume.

Revenue from medical instruments in 2003 was derived from an inventory purchase and royalty agreement entered into in 2001. This agreement terminated in 2003, and no further revenue will be generated from this agreement. This concluded all transactions and activity for medical instruments.

There were no revenues from sales of bulk bovine SOD (“bSOD”) in 2004 while approximately 21% of our total revenues in 2003 were from sales of bSOD. Commercial-scale manufacture and quality control of bulk bSOD, as well as subsequent quality control and processing of United States Department of Agriculture-inspected edible beef liver into highly purified bulk bSOD requires a complex, multi-step process. With the discovery of several cases of Bovine Spongiform Encephalopathy (“BSE”), commonly known as “mad cow disease,” in the United States and Canada in 2003 and 2004, the use of beef liver as a source for bSOD was no longer possible and the manufacture of this product was discontinued. We do not anticipate this source becoming available again within the foreseeable future and do not anticipate any revenues from sales of this product in the foreseeable future.

Other revenue during 2004 represents an exclusive license agreement resulting in the Company recognizing $450,000 in license revenue in the third quarter of 2004. There can be no assurances that future milestone events and payments will be realized under the exclusive license agreement or that we may be able to enter into additional future license agreements. Other revenue during 2003 was primarily a royalty payment for a previously licensed technology which made its last payment during 2003.

Costs and Expenses

Cost of revenue (sales) for research products increased by 9% to 64% in 2004 due to changes in the product mix of our sales. Sales of research assays increased by $82,000 over 2003 but Ergothioneine sales were lower by $246,000 compared to 2003 and there were no sales bSOD in 2004 with $562,000 of bSOD sales in 2003. In addition, we incurred extra cost from adding product support personnel and made other personnel changes in 2004.

Gross profit for 2004 was $1,148,000, compared to $1,244,000 during 2003. Gross Profit from product revenues, exclusive of license fees, was $698,000, or 36% of product revenues, compared to $1,244,000, or 45% of product revenues during 2003. The decrease in gross profit results primarily from lower product sales revenue. This decrease was partially offset by license fee revenues of $450,000, as discussed in “Revenues” above for which no costs are associated.

Research and development costs decreased to $278,000 in 2004 from $409,000 in 2003, a decrease of $131,000, primarily as a result of a reduction in research and development activity by our health products ($68,000) and therapeutic ($65,000) areas as necessitated by our lack of capital. Research and development expense as a percentage of product revenues were 15% in 2004 as compared to 15% in 2003. Research and development expense is expected to increase significantly in the coming year due to the cost of developing the cardiac predictor program.

In 2004, sales, general and administrative expenses increased by $195,000, from $1,648,000, or 60% of product revenues in 2003 to $1,843,000, or 96% of product revenues, in 2004. This increase is primarily due to expenses related to the increased spending in the cardiac predictor program and the animal health profiling program partially offset by reduced expenses from the retirement of our Chief Executive Officer in June 2004 and resignation of our Chief Financial Officer in August 2004. These positions have not yet been filled by full-time employees. We do not anticipate further funding of our animal health profiling program beyond December 31, 2004.

Foreign legal proceedings during 2004 of $183,000 are related to the AMF proceedings including legal expenses of $121,000 and fines imposed by the AMF of $62,000 as described above in Note 14 to the financial statements contained herein which are not expected to be recurring expenses. Such proceedings have concluded.

Restructuring charges during 2004 of $605,000 are related to the Axonyx change of control including legal ($196,000), management consulting ($34,000), travel ($8,000), executive search ($22,000) and severance expenses ($345,000) which are not expected to be recurring expenses.

Financing Fees

We paid finders’ fees and professional fees of approximately $85,000 in connection with the closing of a $570,000 convertible bridge loan financing on January 14, 2004. These fees were amortized over the life of the loan. Total amortization of the debt discount on the convertible bridge loans and the related fees were approximately $654,000 for 2004. In connection with the noteholders’ conversion of their notes to common stock in December 2004, we issued 760,469 new warrants with a related expense of $202,000.

Interest Expense

Interest expense was $101,000 for the year ended December 31, 2004 resulting primarily from the interest incurred by the short-term bridge financing and the Axonyx loan.

Other Income

During the first quarter of 2003, we sold our equity interest in Caprius Inc., resulting in other income of $8,000.

We expect to have smaller losses in 2005 but can give no assurance as to when and if we will become profitable. These losses and expenses may increase and fluctuate from quarter to quarter as we expand our development activities. There can be no assurance that we will achieve profitable operations.

THREE-MONTH PERIOD ENDED MARCH 31, 2005 COMPARED TO THREE-MONTH PERIOD ENDED MARCH 31, 2004

Our revenues for the quarters ended March 31, 2005 and 2004 were as follows:

	2005	2004
Research assays and fine chemicals	$631,000	$567,000
Other	—	—

	$631,000	$567,000

Our revenue for the first quarter of 2005 was $631,000, an increase of $64,000 (or 11%) compared to our $567,000 in revenue for the first quarter of 2004. This increase was comprised of a $59,700 increase in sales to U.S. distributors, and a $4,300 increase in sales to other customers. Of the $59,700 increase in sales to U.S. distributors, $55,400 (or 93%) is attributable to an increase in sales volume and the remaining $4,300 (or 7%) is due to price increases. All of the $4,300 increase in sales to other customers was due to an increase in sales volume.

Costs and Expenses

Cost of revenue as a percentage of revenue for the first quarter of 2004 was 56%, and decreased to 45% for the first quarter of 2005. This decrease in costs of 11% is due primarily to the increase in sales during the first quarter of 2005 over the same period of 2004 without a corresponding increase in costs. Our manufacturing capacity was not fully utilized during the first quarter of 2004. During the first quarter of 2005, we more fully utilized our manufacturing capacity (generating additional revenue in doing so) without incurring significant additional costs except for the direct cost of materials.

Gross profit for the first quarter of 2004 was $252,000, or 44% of revenue, compared to the first quarter of 2005 of $345,000, or 55% of revenue. The increase in gross profit is primarily due to the increase in sales between the first quarter of 2005 and the first quarter of 2004 without a corresponding increase in costs. We had available manufacturing capacity that we utilized in 2005 without significantly increasing costs except for direct material costs.

Research and development expenses decreased from $105,000 in 2004, to $62,000 in 2005. This decrease is primarily from the reduction in personnel costs from the first quarter of 2004 to the first quarter of 2005 of $33,000 and project related costs of $10,000. Research and development expense is expected to increase significantly in the coming year due to the cost of developing the cardiac predictor program.

Selling, general and administrative expenses decreased by $65,000 from $601,000 in the first quarter of 2004 to $536,000 during the first quarter of 2005. The decrease is primarily the result of decreased legal expenses relating to the now-concluded AMF litigation and change of control of the Company that occurred during the first quarter of 2004.

Financing Fees

We paid finders’ fees and professional fees of approximately $85,000 in connection with the closing of a $570,000 convertible bridge loan financing in January 2004. These fees were being amortized over the life of the loan. In addition, $119,000 had been charged for the amortization of the debt discount on the convertible bridge loan during the first quarter of 2004.

Liquidity and Capital Resources.

The Company, on a consolidated basis, had cash and cash equivalents of $4,687,000 and $372,000 at December 31, 2004 and 2003, respectively.

Cash and cash equivalents increased from $4,687,000 at December 31, 2004, to $4,981,000 at March 31, 2005. This increase of $294,000 is primarily the result of $2,250,000 in receipt of proceeds in January 2005 from the closing of the 2004 year-end private placement, partially offset by the repayment of short-terms notes and interest payable ($1,222,000), cash used for operations ($885,000) and investments in equipment and patents ($62,000).

Our working capital decreased during the first quarter of 2005 by $85,000, from $4,860,000 at December 31, 2004, to $4,775,000 at March 31, 2005. The decrease in working capital resulted primarily from the net loss of $249,000 adjusted for depreciation and amortization, $18,000, and an investment in equipment and patents, $62,000.

The Company’s principal sources of cash during the last two years have originated with the sale of equity instruments. In December 2004, the Company raised $4,250,000 in cash and $2,250,000 in receivables (which were converted to cash in early January 2005) from the private placement of 12,877,364 shares of common stock and an equivalent number of common stock warrants. This equity transaction enabled the Company to have a total of $4,687,000 in cash at year-end 2004. By contrast, in 2003 the Company’s cash proceeds from equity transactions were $226,000, which came from the exercise of warrants, and $21,000 from the exercise of stock options.

In 2004, the Company’s secondary sources of cash were short-term borrowings of $1,686,000. The Company had no long-term borrowings in 2004, and no long-term or short-term borrowing proceeds in 2003.

The Company’s principal uses of cash during 2004 and 2003 were the Company’s losses from operations of $1,719,000 and $773,000, respectively. While the Company’s gross profit and major operating expenses were comparable for 2003 and 2004, the 2004 loss from operations contained two unusual categories of expense not present in 2003: management restructuring charges of $605,060 and $183,000 of foreign legal proceedings relating to the Nouveau Marché in France. These two unusual expenses are the major cause of 2004’s increased operating loss from the prior year.

The Company’s net loss in 2004 also reflected larger borrowing costs than 2003. Interest expense and financing fees aggregating $957,000 in 2004 greatly exceeded the 2003 borrowing costs (interest only) of $14,000.

While the Company’s principal uses of cash were net operating losses and the secondary uses of cash were borrowing costs, to a smaller extent the Company’s uses of cash also included purchases of patents and equipment totaling $309,000 in 2004 and $160,000 in 2003.

We believe we have sufficient capital resources to sustain our operations for at least eighteen (18) months. However, if we determine to engage in further development and commercialization programs with respect to our antioxidant therapeutic technologies, oxidative stress assays or other currently unidentified opportunities additional capital may be required.

Net Loss

We incurred net losses in 2004 and 2003, and we expect smaller losses in the future but can not predict profitability in the foreseeable future. Our net loss increase of $1,880,000 to $2,698,000 is due primarily to expenses relating to foreign legal proceedings ($183,000); restructuring charges ($605,000) and the expenses related to short-term bridge financing ($654,000) and costs associated with warrants issued for the conversion of the bridge loans ($202,000).

We experienced a loss in the first quarter of 2005 of $249,000 ($0.01 per share-basic and diluted) which was $354,000 less than the $603,000 ($0.02 per share-basic and diluted) net loss for the first quarter of 2004. The decrease in the net loss is primarily due to increased gross profit of $93,000, decreased selling, general and administrative costs of $65,000 and reduced financing fees of $136,000 and $34,000 in reduced foreign currency translation adjustments.

We expect to incur a net loss for 2005 and believe we have sufficient funding to sustain our operations through 2005. As of March 31, 2005, we had an accumulated deficit of $62,519,000.

Commitments and Contingencies

The Company leases its facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005.

MANAGEMENT

The following table sets forth certain information with respect to each of our directors and executive officers as of May 16, 2005.

Name	Age	Position
Marvin Hausman, M.D.	63	Chairman of the Board and Acting Chief Financial Officer
Steven T. Guillen	53	President, Chief Executive Officer and Director
S. Colin Neill	58	Secretary and Director*
Manus O’Donnell	62	Acting Chief Operating Officer
Timothy C. Rodell, M.D.	54	Director**

*	Member of the Nominating Committee, and serves on the Audit Committee as the Company’s designated audit committee financial expert.
**	Member of the Nominating Committee and the Compensation Committee.

Marvin S. Hausman, M.D.

Age: 63

Chairman of the Board and Acting Chief Financial Officer. Dr. Hausman was appointed to the Board of Directors on August 20, 2004. Previously, Dr. Hausman served on the Board of Directors from March 2002 to November 2003. On December 10, 2004, the Board of Directors appointed Marvin S. Hausman, M.D. to serve as Chairman of the Board, acting Chief Executive Officer and acting Chief Financial Officer of OXIS. On February 28, 2005, Dr. Hausman ceased to be the Company’s Chief Executive Officer. Dr. Hausman has served as a director and as Chairman of the Board of Axonyx since 1997, and had served as President and Chief Executive Officer of Axonyx from 1997 until September 2003 and March 2005, respectively. Dr. Hausman continues to provide services as the Company’s Chief Financial Officer while the Company continues to search for a full time Chief Financial Officer. Dr. Hausman currently owns approximately 2.8% of the outstanding common stock of OXIS, and Axonyx currently owns approximately 33.8% of the outstanding common stock of OXIS. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the Board of Directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the Board of Directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001.

Steven T. Guillen

Age: 53

President, Chief Executive Officer and Director. On February 28, 2005, Steven T. Guillen was appointed the Company’s President, Chief Executive Officer and a member of the Company’s Board of Directors. Prior to joining the Company, from 2001 to 2004, Mr. Guillen served as Vice President, Sales and Marketing for Amarin Pharmaceuticals, Inc., a neuroscience company focused on the development and commercialization of drugs for the treatment of neurological disorders affecting the central nervous system. From 1996 to 2001, Mr. Guillen served as the Vice President, Sales and Marketing for Athena Diagnostics, a company involved with the development and commercialization of diagnostic testing for neurological diseases. From 1991 until joining Amarin Pharmaceuticals, Inc., Mr. Guillen held several senior level sales and marketing positions with Elan Pharmaceuticals, an affiliate of Elan Corporation, PLC, including from 1996 to 2001 as Vice President of Sales and Marketing for Athena Diagnostics (Division of Elan), a reference laboratory dedicated to the development and commercialization of diagnostic testing for neurological disorders. Prior to joining Elan Pharmaceuticals, Mr. Guillen spent 17 years at Merck & Co., Inc., where he held a number of positions of increasing responsibility, including responsibility for the training and development of a 350 member sales management team. Mr. Guillen holds a B.S. in Zoology, with a minor in Chemistry, from the University of California, Davis, and MBA from the University of California, Riverside.

S. Colin Neill

Age: 58

Secretary and Director. Mr. Neill was appointed to the Board of Directors as part of the Understanding described below in the section of this prospectus entitled “Understanding Regarding Board of Directors Changes.” Mr. Neill joined Axonyx in September 2003 as Chief Financial Officer and Treasurer and was named Secretary in January 2004. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously, Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a publicly traded global contract research organization in the drug development business, from 1998 to April 2001. Prior to that, Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc. Mr. Neill’s experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a U.S. subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a British owned industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France.

Timothy C. Rodell, M.D.

Age: 54

Director. Since 2002, Dr. Rodell has served as Chief Executive Officer of GlobeImmune, Inc., an early stage immunotherapy company focused on chronic viral diseases and cancer. Dr. Rodell has also served as Managing Partner of MTR, Inc., a consulting company specializing in clinical drug development and regulatory strategy, corporate development and financing and healthcare information technology since its inception in late 1995. Board-certified in Internal Medicine and Pulmonary Medicine, Dr. Rodell earned his M.D. from the University of North Carolina School of Medicine in 1980. He has completed post-doctoral fellowships in molecular and cell biology and is a Fellow of the American College of Chest Physicians. From 1999 until 2002, Dr. Rodell was President and Chief Executive Officer of RxKinetix, Inc., a private drug delivery company. From 1996 until 2000, Dr. Rodell held various positions at the Company, including Chief Technology Officer and President of OXIS International, SA, the Company’s French subsidiary. Prior to that, Dr. Rodell was Executive Vice President of Operations and Product Development for Cortech, Inc. Before joining Cortech, Dr. Rodell practiced and taught emergency medicine, internal medicine and pulmonary and critical care medicine at the University of Colorado Health Sciences Center and Denver General Hospital, now Denver Health.

Manus O’Donnell

Age: 62

Acting Chief Operating Officer. On June 22, 2004, the Board of Directors appointed Mr. O’Donnell to serve as Acting Chief Operating Officer of OXIS. As of the date of this prospectus, Mr. O’Donnell is providing services to the Company on a part time basis. For the seven years prior to such appointment, Mr. O’Donnell provided turnaround, restructuring and management consulting services to both public and private companies and served as Chief Operating Officer and Chief Financial Officer for several clients. Prior to 1997, Mr. O’Donnell was Chief Financial Officer for Lynton Group Inc., a multinational aviation company and Chief Financial Officer for Clinical Homecare Inc. a healthcare company providing home infusion services. Mr. O’Donnell also previously served as Chief Financial Officer for Biomatrix Inc., a biotechnology company, and for a division of Schering-Plough Corp. Mr. O’Donnell began his career as an auditor with PricewaterhouseCoopers. He is a fellow of the Institute of Chartered Accountants in Ireland, is a certified public accountant and has an MBA from Columbia Business School.

Executive Compensation

Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage the Company for the best interests of its constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary and a stock option program.

The following table sets forth compensation information for services rendered to us by certain executive officers (collectively, the Company’s “Named Executive Officers”) in all capacities, other than as directors, during each of the prior three fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Shares issued in lieu of compensation are listed in the year the salary was due.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards Options		Exercise Price of Option
Name and Position	Year	Salary		Bonus
Dr. Gosse B. Bruinsma Chairman of the Board, Acting President, Chief Executive Officer and Chief Financial Officer (June 22, 2004— December 8, 2004)	2004		— (1)	—	30,000 100,000	(2) (2)	$ $	0.59 0.59
Dr. Marvin S. Hausman Chairman of the Board, Acting President, Chief Executive Officer and Chief Financial Officer (effective December 8, 2004)	2004		— (1)	—	50,000	(2)		$0.59
Manus O’Donnell (3) Acting Chief Operating Officer (effective June 22, 2004)	2004		$150,000	—	100,000	(4)		$0.59
Ray R. Rogers Chairman of the Board, President and Chief Executive Officer (resigned June 21, 2004)	2004 2003 2002	$ $ $	210,000 200,000 234,000	— — —	350,000 150,000 400,000	(5) (5) (6)	$ $ $	0.34 0.56 0.13
Sharon Ellis Chief Operating Officer and Chief Financial Officer, effective April 8, 2002 (resigned August 6, 2004)	2004 2003 2002	$ $ $	179,000 114,000 107,000	— — —	350,000 150,000 50,000 285,000	(5) (5) (6) (6)	$ $ $ $	0.34 0.56 0.22 0.13

(1)	Neither Dr. Bruinsma nor Dr. Hausman received a cash salary for their services as Chairman and Acting President, Chief Executive Officer and Chief Financial Officer.
(2)	Options to purchase 30,000 shares of common stock awarded to Dr. Bruinsma and options to purchase 50,000 shares of common stock awarded to Dr. Hausman as part of their 2004 board compensation. Dr. Bruinsma received 100,000 additional options in connection with services rendered while the Company was without a full time Chief Executive Officer.
(3)	Mr. O’Donnell serves as a consultant to the Company.
(4)	Options to purchase 100,000 shares of common stock were awarded to Mr. O’Donnell as part of his 2004 compensation.
(5)	Options to purchase 500,000 shares of common stock awarded to Mr. Rogers and options to purchase 500,000 shares of common stock awarded to Ms. Ellis as part of their 2003 compensation.
(6)	Options to purchase 400,000 shares of common stock awarded to Mr. Rogers and options to purchase 335,000 shares of common stock awarded to Ms. Ellis as part of their 2002 compensation.

The following table sets forth the options granted, if any, to the persons named in the “Summary Compensation Table” during the Company’s fiscal year ended December 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR*

INDIVIDUAL GRANTS

Name	Number of common shares underlying grant	% of total options granted to employees in 2004		Exercise price per share		Expiration Date
Dr. Gosse B. Bruinsma	30,000 100,000	3 9	% %	$ $	0.69 0.59	April 25, 2014 October 11, 2014
Dr. Marvin S. Hausman	50,000	5%			$0.59	October 11, 2014
Manus O’Donnell	100,000	9%			$0.59	October 12, 2014
Ray R. Rogers	—	—			—	—
Sharon Ellis	—	—			—	—

The following table sets forth information concerning the exercise of stock options by each person named in the “Summary Compensation Table” during our fiscal year ended December 31, 2004, and the value of all exercisable and unexercisable options at December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

Name	Options Exercised	Exercise Price		Fair Market Value at Time of Exercise
Ray R. Rogers	100,000 100,000	$ $	0.085 0.085	$ $	0.49 0.60
Sharon Ellis	30,000 100,000 100,000	$ $ $	0.09 0.13 0.13	$ $ $	0.67 0.62 0.54

At December 31, 2004 options issued to the aforementioned executive officers and included in the Summary Compensation Table above and then outstanding are shown as follows:

FISCAL YEAR-END OPTION VALUES (1)

Name	Number of common shares underlying unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
Gosse B. Bruinsma	80,000	—	—	—
Marvin S. Hausman	71,695	25,000	—	—
Manus O’Donnell	50,000	50,000	—	—
Ray R. Rogers	1,638,988	—	$365,500	—
Sharon Ellis	635,000	—	$225,050	—

(1)	Based on the closing price for our common stock at the close of market on December 30, 2004. On December 30, 2004, the price of our common stock was $0.54. The lowest exercise price of any outstanding option at December 31, 2004, was $0.085.

Employment Agreements

None of the Named Executives has signed an employment agreement with the Company, except as described below.

Manus O’Donnell, the Company’s Acting Chief Operating Officer receives monthly cash compensation from the Company under a consulting agreement with the following principal terms: (i) an engagement of Mr. O’Donnell extending 2-3 months subject to change as developments occur, (ii) payments to Mr. O’Donnell of $25,000 per month, and (iii) termination of the Agreement by either party on one week’s notice. Currently, following the hiring of a full-time Chief Executive Officer, Mr. O’Donnell is providing services to the Company on a part-time basis, for which he is paid per diem.

On February 28, 2005, the Company entered into a Letter Agreement, effective as of February 28, 2005, with Steven T. Guillen (the “Letter Agreement”). The terms of the Letter Agreement include, but are not limited to, the following: (1) Mr. Guillen will serve as the Company’s President and Chief Executive Officer; (2) Mr. Guillen’s initial annual base salary will be $250,000, subject to annual salary and performance reviews and potential salary increases at the sole discretion of the Board; (3) Mr. Guillen will be eligible for a performance-based bonus determined at the discretion of the Board, the range of which is expected to be between 25% and

50% of Mr. Guillen’s annual base salary, depending upon the attainment of certain goals to be mutually agreed upon between Mr. Guillen and the Board; (4) Mr. Guillen has received irrevocable stock option grants under the Company’s 2003 Stock Incentive Plan (the “Plan”) and pursuant to a standalone grant outside of the Plan in the aggregate amount of 600,000 shares of the Company’s Common Stock; (5) The options have an exercise price per share equal to $0.40; (6) Mr. Guillen will be entitled to full vesting of the then-unvested shares subject to the irrevocable stock option grants upon a Change of Control (as defined in the Letter Agreement to include, (i) a merger, consolidation, or reorganization approved by the Company’s stockholders, unless securities representing more than (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or (ii) any stockholder-approved transfer or any other disposition of all of the Company’s assets, or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control, the Company), of beneficial ownership (within the meaning of Rule 13d of the 1934 Act) of securities possessing more than (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, or (iv) a change in the composition of the Board such that (a) five or more Board members resign or are otherwise removed as Board members within any period of six consecutive months or less; (b) five or more Board members opt not to stand for re-election to the Board within any period of six consecutive months or less; or (c) any combination of the foregoing subsections occur such that five or more Board member positions are affected by a combination of resignations or removals, or the decision not to stand for re-election, within any period of six consecutive months or less) or upon Mr. Guillen’s termination of his employment with the Company for “good reason” (as defined in the Letter Agreement) (collectively, the “Acceleration Events”); (7) Mr. Guillen purchased 600,000 fully-vested shares of the Company’s Common Stock, at the then-current market price of $0.40 per share from the pool of shares reserved in the Plan; (8) Mr. Guillen has become a member of the Board; and (9) As further described and qualified in the Letter Agreement, Mr. Guillen will be entitled to receive certain severance benefits, including payments equal to one month of his base salary for a period of 12 months, in the event that: (i) the Company terminates his employment without “cause” (as defined in the Letter Agreement), (ii) within twelve months after a Change of Control, Mr. Guillen terminates his employment with “good reason” (as defined in the Letter Agreement) or (iii) Mr. Guillen’s employment terminates as a result of his death or disability (each a “Severance Termination”).

Director Compensation

The Company pays an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chair. During 2004, the Company did not make payments under this policy. The Company does not pay meeting fees but directors are reimbursed for their expenses incurred in attending meetings. Employee directors receive no compensation as directors.

Under the Company’s 2003 Stock Incentive Plan, non-employee directors will be automatically awarded options to purchase 30,000 shares of Common Stock upon becoming directors of the Company and automatically awarded options to purchase 5,000 shares of Common Stock annually thereafter.

The following table represents stock options that were granted during 2004 to current and past non-employee directors.

Name	Options issued for service on board		Discretionary options issued for increase in annual grant (3)	Total options granted
Richard A. Davis	5,000	(1)	—	5,000
Gosse B. Bruinsma	30,000	(2)	100,000	130,000
Steven A. Ferris	30,000	(2)	50,000	80,000
Marvin S. Hausman	—		50,000	50,000
S. Colin Neill	30,000	(2)	100,000	130,000
Timothy C. Rodell	5,000	(1)	50,000	55,000
Gerard Vlak	30,000	(2)	50,000	80,000

(1)	Based on a closing price of $0.57 on June 22, 2004.
(2)	Based on a closing price of $0.69 on May 26, 2004.
(3)	Based on a closing price of $0.59 on October 12, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Officers and Directors

As permitted by Delaware law, the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been Company directors or officers to the fullest extent permitted by Delaware law. Further, the Company has entered into an Indemnification Agreement with each of its directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

Exclusion of Liability

Pursuant to the Delaware General Corporation Law, the Company’s Certificate of Incorporation excludes personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or any transaction from which a director receives an improper personal benefit.

Consulting Agreement with Acting Chief Operating Officer

Manus O’Donnell, the Company’s Acting Chief Operating Officer receives monthly cash compensation from the Company under a consulting agreement with the following principal terms: (i) an engagement of Mr. O’Donnell extending 2-3 months subject to change as developments occur, (ii) payments to Mr. O’Donnell of $25,000 per month, and (iii) termination of the Agreement by either party on one week’s notice. Currently, following the hiring of a full-time Chief Executive Officer, Mr. O’Donnell is providing services to the Company on a part-time basis, for which he is paid per diem.

Letter Agreement with President and Chief Executive Officer

On February 28, 2005, the Company entered into the Letter Agreement with Steven T. Guillen as described under “Employment Agreements.”

Understanding Regarding Board of Director Changes

As reported in the Company’s Information Statement to Shareholders, filed with the SEC and mailed to Shareholders on April 15, 2004, an understanding (the “Understanding”) between the Company and Axonyx, its controlling Shareholder resulted in three of the Company’s six directors (William G. Pryor, Ted Ford Webb and Thomas M. Wolf) agreeing to resign from the Board of Directors on March 10, 2004. On the same date, the Board of Directors designated four new individuals (Gosse B. Bruinsma, S. Colin Neill, Gerard J. Vlak and Steven H. Ferris), pursuant to Section 223(d) of the Delaware General Corporation Law, to fill the resulting resignations once they became effective. The change in membership of the Board of Directors became effective on April 25, 2004, ten (10) days after the Company mailed to record Shareholders the Information Statement concerning such change.

Axonyx Loan

On June 1, 2004, the Company secured a $1,200,000 loan from Axonyx (the “Axonyx Loan”). To evidence the Axonyx Loan, the Company issued to Axonyx a one-year secured promissory note bearing interest at an annual rate of 7%. Under the terms of the Axonyx Loan, the Company promised to pay Axonyx $1.2 million plus accrued interest upon the receipt by the Company of at least $2,000,000 in net proceeds from a debt or equity offering. The closing of a transaction where the Company sold securities in a private placement (the “Private Placement Transaction”) triggered repayment of the Company’s indebtedness under the Axonyx Loan. On January 6, 2005 after the closing of the Private Placement Transaction, the Company repaid its indebtedness under the Axonyx Loan in full by paying to Axonyx $1,222,380.82.

LEGAL PROCEEDINGS

No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in reference to pending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of May 16, 2005 by (i) each person who is known by us to own beneficially more than 5% of common stock, (ii) each of our directors and executive officers and (iii) all of our officers and directors as a group. Except as otherwise listed below, the address of each person is c/o OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

Name and, as appropriate, address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Axonyx Inc.
500 7th Avenue, 10th Floor
New York NY 10018 (2)	15,139,212	36.12%

Bristol Investment Fund, Ltd.
Bristol Capital Advisors, LLC 10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024 (3)	7,735,850	18.46%

Silverback Life Sciences Master Fund Ltd.
c/o Silverback Asset Management, LLC 1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517 (4)	943,396	2.23%

Silverback Master Ltd.
c/o Silverback Asset Management, LLC 1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517 (5)	2,830,190	6.53%

Marvin S. Hausman, M.D. (6)	15,254,407	36.40%
Gosse B. Bruinsma, M.D. (7)	14,062,567	33.56%
Ray R. Rogers (8)(9)	1,468,988	3.51%
Sharon Ellis (8)	635,000	1.52%
Timothy C. Rodell, M.D. (8)	326,237	*
S. Colin Neill (7)	14,062,567	33.56%
Manus O’Donnell (10)	50,000	*
Steven T. Guillen (11)	750,000	1.79%
Executive officers and directors as a group — 8 persons (12)	18,594,632	44.37%

*	Less than one percent.
(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	Based on a Schedule 13D/A filed with the SEC on March 5, 2004, filed on behalf of Axonyx and Dr. Hausman. Pursuant to the Schedule 13D/A Axonyx has sole voting power as to 13,982,567 and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared voting power as to 15,139,212 shares. In addition, Axonyx has sole dispositive power as to 13,982,567 shares and (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman) shared dispositive power as to 15,139,212 shares. Axonyx in the Schedule 13D/A disclaims beneficial ownership of Dr. Hausman’s shares.

(3)	Bristol Investment Fund, Ltd.’s holdings include 3,867,925 shares of common stock, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share and warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.
(4)	Silverback Life Sciences Master Fund Ltd.’s holdings include 471,698 shares of common stock, warrants to purchase 235,849 shares of common stock at a price of $0.66 per share and warrants to purchase 235,849 shares of common stock at a purchase price of $1.00 per share. The Company believes that Silverback Life Sciences Master Fund Ltd. has shared voting power as to 1,415,095 shares of common stock and 1,415,095 shares subject to warrants held by Silverback Master Ltd. Silverback Asset Management, LLC (“SAM”) serves as investment manager to Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. In that capacity, SAM may be deemed to be the beneficial owner of securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. SAM disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. Elliot Bossen is the sole Managing Member of SAM and is primarily responsible for the investment decisions of SAM. Elliot Bossen disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd.
(5)	Silverback Master Ltd.’s holdings include 1,415,095 shares of common stock, warrants to purchase 707,548 shares of common stock at a price of $0.66 per share and warrants to purchase 707,547 shares of common stock at a purchase price of $1.00 per share. The Company believes that Silverback Master Ltd. has shared voting power as to 471,698 shares of common stock and 471,698 shares of common stock subject to warrants held by Silverback Life Sciences Master Fund Ltd. Silverback Asset Management, LLC (“SAM”) serves as investment manager to Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. In that capacity, SAM may be deemed to be the beneficial owner of securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. SAM disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. Elliot Bossen is the sole Managing Member of SAM and is primarily responsible for the investment decisions of SAM. Elliot Bossen disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd.
(6)	Dr. Hausman’s holdings include 43,500 shares of common stock subject to warrants, and 71,695 shares of common stock subject to options. In addition, based on the Schedule 13D/A filed on March 5, 2004 (with a correction to the number of shares reported in such Schedule 13D/A as being held by Dr. Hausman), Dr. Hausman has sole voting power as to 1,156,645 and shared voting power as to 15,139,212 shares. In addition, Dr. Hausman has sole dispositive power as to 1,156,645 shares and shared dispositive power as to 15,139,212 shares. Dr. Hausman in the Schedule 13D/A disclaims beneficial ownership of Axonyx’s shares.
(7)	The holdings of S. Colin Neill and Gosse B. Bruinsma, M.D., include 80,000 and 80,000 shares of common stock subject to options, respectively. The reported holdings of each such director or former director also include 13,982,567 shares held by Axonyx because of such individual’s continuing relationship with Axonyx. Dr. Bruinsma is a director of Axonyx, and each of Dr. Bruinsma and Mr. Neill are executive officers of Axonyx. Each of the foregoing directors (and former directors) and officers disclaims beneficial ownership of the shares owned by Axonyx, except for his proportional interest therein, if any.
(8)	The holdings of director Rodell include 325,237 shares of common stock subject to options. The holdings of Ray R. Rogers include 1,446,988 shares of common stock subject to options. The holdings of Sharon Ellis include 635,000 shares of common stock subject to options.
(9)	Included are 2,000 shares of common stock owned by his individual retirement account, as to which Mr. Rogers exercises voting and investment power.
(10)	Includes 50,000 shares of common stock subject to options.
(11)	Includes 150,000 shares of common stock subject to options.
(12)	Includes 2,708,920 shares of common stock subject to options.

Series B Preferred Stock

The following table sets forth certain information, as of May 16, 2005, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series B Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
S.R. One Limited
200 Barr Harbor Drive, Suite 250
W. Conshohocken, PA 19428 (1)(2)	428,389	100.00%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	S. R. One Limited owns beneficially 373,389 shares of Common Stock, including the 85,678 shares receivable upon conversion of the Series B Preferred.

Series C Preferred Stock

The following table sets forth certain information, as of May 16, 2005, with respect to persons known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s Series C Preferred Stock.

Name and address	Amount and nature of beneficial ownership	Percent of class (1)
American Health Care Fund, L.P.
2748 Adeline, Suite A
Berkeley, CA 94703 (1)	77,000	80%

Megapolis BV
Javastraaat 10
2585 The Hague, Netherlands (1)	19,230	20%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to shares of the Company’s common stock that may be issued under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	3,924,972	$0.84	2,160,531
Equity compensation plans not approved by security holders	—	—	—

Total	3,924,972		2,160,531

DESCRIPTION OF SECURITIES

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part or have been incorporated by reference from earlier filing with the SEC.

Our authorized capital stock consists of 110,000,000 shares of stock. We are authorized to issue two classes of stock that consist of 15,000,000 shares of preferred stock with a par value of $0.01 per share and 95,000,000 shares of common stock with a par value of $0.001 per share.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As long as they stay within the limits and restrictions of any prior resolution or resolutions originally fixing the number of shares constituting any series of preferred stock, the Board of Directors may increase or decrease (but not below the number of shares of such series outstanding at that time) the number of shares of any series subsequent to the issue of shares of that series.

As of the date of this prospectus 428,329 shares of Series B Preferred Stock are outstanding and 96,230 shares of Series C Preferred Stock are outstanding.

Conversion Rights

Each share of Series B Preferred Stock and Series C Preferred Stock was initially convertible into one share of Common Stock of the Company. On October 21, 1998, however, the Company effected a 1-for-5 reverse stock split of its shares of Common Stock. While the reverse stock split did not affect the number of shares of Series B Preferred Stock and Series C Preferred Stock outstanding, it did affect the conversion ratio for such shares. As a result of the reverse stock split, each share of Series B Preferred Stock is currently convertible into 1/5th of one share of Common Stock. Each share of Series C Preferred Stock is currently convertible into 0.2889 shares of the Company’s common stock. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 nor more than .2889 common shares for each Series C Preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends.

The Company has a right to convert shares of Series C Preferred into shares of Common Stock automatically if at any time after eight (8) months following the Closing the average closing bid price of the Company’s Common Stock for 15 consecutive trading days as quoted on the Nasdaq National Market is equal to or greater than $2.60.

Voting Rights

Shares of Series B Preferred Stock and Series C Preferred Stock generally vote with shares of Common Stock, and have a number of votes equal to the number of shares of Common Stock into which they could convert. As such, on most matters shares of Series B Preferred Stock and Series C Preferred Stock have 1/5th of a vote per share.

Holders of a majority of the outstanding shares of Series B Preferred voting separately as a separate class, must consent prior to the Company taking any action which alters or changes any of the rights, privileges or preferences of the Series B Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

Similarly, holders of a majority of the outstanding shares of Series C Preferred Stock voting separately as a separate class, must consent prior to the Company take any action which alters or changes any of the rights, privileges or preferences of the Series C Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

If the Company proposes to merge or consolidate with or into another corporation, or sell, lease or convey all or substantially all of its assets, the Company is required to send to holders of Series B Preferred Stock and Series C Preferred Stock notice of the proposal at least twenty (20) days prior to taking such action.

Liquidation Preference

Shares of Series B Preferred Stock are entitled to payment of $2.33433 per share prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock or any other shares of the Company. With 428,329 shares of Series B Preferred Stock presently outstanding, this amounts to an aggregate liquidation preference of approximately $1 million.

Shares of Series C Preferred Stock participate on an equal basis with the holders of the Common Stock (as if the Series C Preferred Stock had converted into Common Stock) in any distribution of any of the assets or surplus funds of the Company.

Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the Shareholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our Board of Directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of its common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities and the liquidation preferences of holders of Series B Preferred Stock, as summarized above.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporate Law and the terms of indemnity agreements entered into by the Company provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Certificate of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $4,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The Selling Shareholders (the “Selling Shareholders”) of the common stock (“Common Stock”) of OXIS and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been sold or may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the expiration of twenty-four (24) months following the date on which the SEC declares the Registration Statement effective. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any part of the proceeds from the sale of these shares by any of the Selling Shareholders although we may receive proceeds in the event that some or all of the warrants held by the Selling Shareholders are exercised.

The Selling Shareholders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Also, the selling shareholders are not restricted as to the number of shares which may be sold at any one time.

There is no assurance that any of Selling Shareholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the Selling Shareholders of up to 12,264,158 shares of Common Stock and an additional 12,877,366 shares of Common Stock issuable upon exercise of outstanding warrants of which 12,264,158 shares of Common Stock and 12,877,366 shares of Common Stock issuable upon exercise of outstanding warrants were issued pursuant to a January 6, 2005 private placement. Of these warrants, (i) 6,438,685 have an exercise price of $0.66 per share and (ii) 6,438,681 have an exercise price of $1.00 per share. The terms of the warrants preclude the holders thereof from exercising such warrants if the exercise would result in the holder and/or its affiliates beneficially owning in excess of either 4.99% or 9.99%, as elected by the holder at the time of purchase of the warrants held by such holder, of the our outstanding Common Stock following the exercise. Each warrant holder can waive this provision with respect to the warrants it holds by providing 61 days’ advance written notice to us.

Except as listed below, none of the Selling Shareholders had a material relationship with us within the past three years.

We are required to pay the fees and expenses incurred by us incident to the registration of the shares under this registration statement of which this prospectus is a part. We have also agreed to indemnify certain of the selling shareholders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in this registration statement or prospectus, including liabilities under the Securities Act.

Rodman & Renshaw, LLC is a broker-dealer who received its securities from us as compensation for acting as a placement agent.

R&R Biotech Partners, LLC is an affiliate of Rodman & Renshaw, LLC. Other than with respect to securities which may have been received as placement agent compensation, each of these Selling Shareholders purchased these securities in the ordinary course of business and represented to the Company that at the time of purchase they each acquired the securities for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; that each had no present intention of selling, granting any participation in, or otherwise distributing the same and that each at that time had no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person.

In the purchase agreements, each of the Selling Shareholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities law. In addition, each of the Selling Shareholders represented that each qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We will receive proceeds from the warrants, if exercised. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the shares offered. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days. Percentages are based on a total of 41,908,364 shares of common stock outstanding on March 31, 2005. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 16, 2005, are deemed outstanding for computing the percentage of the Selling Shareholder holding such option or warrant but are not deemed outstanding for computing the percentage of any other Selling Shareholder.

Name of beneficial owner	Shares of Common Stock held as of May 16, 2005	$0.66 Warrants held as of May 16, 2005	$1.00 Warrants held as of May 16, 2005	Total Beneficial Ownership		Current Percent of class (1)	Post- Offering Percent of class (2)
Bristol Investment Fund, Ltd.	3,867,925	1,933,963	1,933,962	7,735,850	(3)	16.90%	0%
Cranshire Capital, L.P.	566,038	283,019	283,019	1,132,076	(4)	2.67%	0%
Crescent International Ltd.	566,038	283,019	283,019	1,132,076	(5)	2.67%	0%
Lindsey A. Rosenwald	471,698	235,849	235,849	943,396		2.23%	0%
Nite Capital LP	566,038	283,019	283,019	1,132,076		2.67%	0%
Omicron Master Trust	471,698	235,849	235,849	943,396		2.23%	0%
Portside Growth and Opportunity Fund	283,020	141,510	141,510	566,040	(6)	1.34%	0%
R&R Biotech Partners, LLC	377,359	188,680	188,679	1,367,926	(7)	3.23%	0%
SF Capital Partners Ltd.	943,396	471,698	471,698	1,886,792		4.40%	0%
Silverback Life Sciences Master Fund Ltd.	471,698	235,849	235,849	943,396	(8)	2.23%	0%
Silverback Master Ltd.	1,415,095	707,548	707,547	2,830,190	(8)	6.53%	0%
Smithfield Fiduciary LLC	943,396	471,698	471,698	1,886,792		4.40%	0%
TCMP3 Partners	283,019	141,510	141,509	566,038		1.34%	0%
Vintage Filings LLC	94,340	47,170	47,170	188,680		0.45%	0%
Xmark Opportunity Fund, Ltd.	270,850	117,925	117,925	506,700	(9)	1.20%	0%
Xmark Fund, L.P.	301,600	117,925	117,925	537,450	(10)	1.28%	0%
Xmark Fund, Ltd.	301,600	117,925	117,925	537,450	(11)	1.28%	0%
Xmark Opportunity Fund, L.P.	270,850	117,925	117,925	506,700	(12)	1.20%	0%
Rodman & Renshaw, LLC	377,359	306,604	306,604	1,367,926	(13)	3.22%	0%

(1)	As required by regulations of the SEC, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.
(2)	Assumes for purposes of this table that all Selling Shareholders will have exercised all warrants to purchase OXIS common stock held by them and thereafter sold in the offering all shares of OXIS common stock held by them.
(3)	Bristol Investment Fund, Ltd.’s holdings include 3,867,925 shares of common stock, warrants to purchase 1,933,963 shares of common stock at a price of $0.66 per share and warrants to purchase 1,933,962 shares of common stock at a purchase price of $1.00 per share. Paul Kessler, manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities.
(4)	Mitchell P. Kopin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole investment power and voting control over the securities held by Cranshire Capital, L.P.

(5)	Mel Craw and Maxi Brezzi, as Managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd. exercise dispositive and voting power with respect to the shares of common stock owned by Crescent International Ltd. Messrs Craw and Brezzi disclaim beneficial ownership of such shares.
(6)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(7)	R&R Biotech Partners, LLC’s holdings include 377,359 shares of common stock, warrants to purchase 188,680 shares of common stock at a price of $0.66 per share and warrants to purchase 188,679 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that R&R Biotech Partners, LLC has shared voting power as to 613,208 shares subject to warrants held by Rodman & Renshaw, LLC. Thomas Pinou possesses the power to vote and direct the disposition of the securities of OXIS held by R&R Biotech Partners, LLC.
(8)	Silverback Life Sciences Master Fund Ltd.’s holdings include 471,698 shares of common stock, warrants to purchase 235,849 shares of common stock at a price of $0.66 per share and warrants to purchase 235,849 shares of common stock at a purchase price of $1.00 per share. The Company believes that Silverback Life Sciences Master Fund Ltd. has shared voting power as to 1,415,095 shares of common stock and 1,415,095 shares subject to warrants held by Silverback Master Ltd. Silverback Asset Management, LLC (“SAM”) serves as investment manager to Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. In that capacity, SAM may be deemed to be the beneficial owner of securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. SAM disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd. Elliot Bossen is the sole Managing Member of SAM and is primarily responsible for the investment decisions of SAM. Elliot Bossen disclaims beneficial ownership of the securities held by Silverback Master Ltd. and Silverback Life Sciences Master Fund Ltd.
(9)	Xmark Opportunity Fund, Ltd.’s holdings include 270,850 shares of common stock, of which 235,850 shares are being offered hereby, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a price of $1.00 per share. Mitchell D. Kaye and David C. Cavalier, whose business address is c/o Xmark Funds, 301 Tresser Blvd, Suite 1320, Stamford, CT 06901, possess the power, through one or more intermediary entities, to vote and direct the disposition of the securities of OXIS held by Xmark Opportunity Fund, Ltd.
(10)	Xmark Fund, L.P.’s holdings include 301,600 shares of common stock, of which 235,850 shares being offered hereby, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a price of $1.00 per share. Mitchell D. Kaye, whose business address is c/o Xmark Funds, 301 Tresser Blvd, Suite 1320, Stamford, CT 06901, possesses the power, through one or more intermediary entities, to vote and direct the disposition of the securities of OXIS held by Xmark Fund, L.P.
(11)	Xmark Fund, Ltd.’s holdings include 301,600 shares of common stock, of which 235,850 shares being offered hereby, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a price of $1.00 per share. Mitchell D. Kaye, whose business address is c/o Xmark Funds, 301 Tresser Blvd, Suite 1320, Stamford, CT 06901, possesses the power, through one or more intermediary entities, to vote and direct the disposition of the securities of OXIS held by Xmark Fund, Ltd.
(12)	Xmark Opportunity Fund, L.P.’s holdings include 270,850 shares of common stock, of which 235,850 shares being offered hereby, warrants to purchase 117,925 shares of common stock at a price of $0.66 per share and warrants to purchase 117,925 shares of common stock at a price of $1.00 per share. Mitchell D. Kaye and David C. Cavalier, whose business address is c/o Xmark Funds, 301 Tresser Blvd, Suite 1320, Stamford, CT 06901, possesses the power, through one or more intermediary entities, to vote and direct the disposition of the securities of OXIS held by Xmark Opportunity Fund, L.P.
(13)	Rodman & Renshaw, LLC’s holdings include warrants to purchase 306,604 shares of common stock at a price of $0.66 per share and warrants to purchase 306,604 shares of common stock at a purchase price of $1.00 per share. In addition, the Company believes that Rodman & Renshaw, LLC has shared voting power as to 377,359 shares of common stock and 377,359 shares of common stock subject to warrants held by R&R Biotech Partners, LLC. Thomas Pinou possesses the power to vote and direct the disposition of the securities of OXIS held by R&R Biotech Partners, LLC.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California.

EXPERTS

Our audited financial statements at December 31, 2003 and 2004 appearing in this prospectus and registration statement have been audited by Williams & Webster LLP, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OXIS International, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.oxis.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our shareholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS FOR FISCAL YEAR 2004 AND FISCAL YEAR 2003

BOARD OF DIRECTORS

OXIS International, Inc.

Portland, OR

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of OXIS International, Inc., and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 18 to the financial statements, certain errors resulting in an understatement of patent amortization, net losses and accumulated deficits for the years ending December 31, 2004 and 2003 were discovered by the management of the Company during the current year. Accordingly, adjustments have been made to the financial statements to correct these errors.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OXIS International, Inc., and subsidiaries as of December 31, 2004 and 2003 and the results of its operations, shareholders’ equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.

CERTIFIED PUBLIC ACCOUNTANTS

Spokane, Washington

February 18, 2005, except for Note 18 which is dated May 24, 2005.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2004 Restated	December 31, 2003 Restated
ASSETS
Current assets:
Cash and cash equivalents	$4,687	$372
Accounts receivable, net of allowance of $7 and $4, respectively	229	251
Private placement proceeds receivable	2,250	—
Inventories	246	295
Prepaid expenses and other current assets	128	139

Total current assets	7,540	1,057
Property, plant and equipment, net	61	42
Technology for developed products, net	—	101
Patents and patents pending, net	875	655
Other assets	—	30

Total assets	$8,476	$1,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Note payable to shareholders	$1,360	$160
Accounts payable	491	609
Accrued liabilities	774	220
Accrued payroll	55	104

Total current liabilities	2,680	1,093
Commitments and contingencies	—	—
Shareholders’ equity:
Convertible preferred stock—$0.01 par value; 15,000,000 shares authorized:
Series B—428,389 shares issued and outstanding (aggregate liquidation preference of $1,000)	4	4
Series C—96,230 shares issued and outstanding	1	1
Common stock—$0.001 par value; 95,000,000 shares authorized; 28,807,042 and 26,427,910 shares issued and outstanding at December 31, 2004 and 2003, respectively, and 12,264,158 and 0 issuable at December 31, 2004 and 2003, respectively	41	26
Stock options	162	123
Warrants	4,161	236
Additional paid-in capital	64,114	60,365
Accumulated deficit	(62,270)	(59,572)
Accumulated other comprehensive loss	(417)	(391)

Total shareholders’ equity	5,796	792

Total liabilities and shareholder’s equity	$8,476	$1,885

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Years Ended December 31,
	2004 Restated	2003 Restated
Product revenues	$1,914	$2,740
License revenues	450	—

Total revenue	2,364	2,740
Cost of product revenues	1,216	1,496

Gross profit	1,148	1,244
Operating expenses:
Research and development	278	409
Selling, general and administrative	1,843	1,648
Foreign legal proceedings	183	—
Restructuring charges	605	—

Total operating expenses	2,909	2,057

Operating income (loss)	(1,761)	(813)
Other income and expenses:
Other income	19	8
Interest income	1	1
Financing fees	(856)	—
Interest expense	(101)	(14)

Total other income and expenses	(937)	(5)

Loss before income taxes	(2,698)	(818)
Income taxes	—	—

Loss from continuing operations	(2,698)	(818)
Loss from discontinued operations (net of taxes)	—	(13)

Net loss	(2,698)	(831)
Other Comprehensive Income/(loss)
Foreign currency translation adjustment	(26)	54

Comprehensive loss	$(2,724)	$(777)

Net loss per common share—basic and diluted	$(0.10)	$(0.04)

Weighted average number of shares used in computation—basic and diluted	26,828,289	18,205,164

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Preferred Stock		Common Stock		Options & Warrants	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity
	Shares	Amount	Shares	Amount
Balances, January 1, 2003—Restated	2,024,619	$20,000	10,005,604	$10,000	$2,009,000	$58,327,000	$(58,741,000)	$(445,000)	$1,180,000
Shares issued in connection with 1997 IMS business combination			100,000
Conversion of Series F preferred shares to common	(1,500,000)	(15,000)	15,000,000	15,000
Issuance of new warrants					67,000	(67,000)
Exercise of warrants			1,133,000	1,000	(258,000)	483,000			226,000
Options exercised			155,973			21,000			21,000
Options issued for accrued expenses and services					123,000				123,000
Expiration of warrants					(1,582,000)	1,582,000
Shares issued for services			33,333			19,000			19,000
Net loss for year ended 12/31/03							(831,000)		(831,000)
Foreign currency translation adjustment								54,000	54,000
Other comprehensive loss

Balance, December 31, 2003—Restated	524,619	5,000	26,427,910	26,000	359,000	60,365,000	(59,572,000)	(391,000)	792,000
Options exercised			791,532	1,000	(5,000)	141,000			137,000
Shares issued for services			66,666			46,000			46,000
Options issued for services					44,000				44,000
Warrants issued as incentive for bridge loan					159,000				159,000
Shares and warrants issued for conversion of bridge loan			1,520,932	2,000	202,000	1,018,000			1,222,000
Shares and warrants issuable for private placement			12,264,158	12,000	3,564,000	2,544,000			6,120,000
Net loss for year ended 12/31/04							(2,698,000)		(2,698,000)
Foreign currency translation adjustment								(26,000)	(26,000)
Other comprehensive loss

Balance, December 31, 2004—Restated	524,619	$5,000	41,071,198	$41,000	$4,323,000	$64,114,000	$(62,270,000)	$(417,000)	$5,796,000

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Years Ended December 31,
	2004 Restated	2003 Restated
Cash flows from operating activities:
Net loss	$(2,698)	$(831)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	173	217
Common stock and stock options issued for services	90	89
Common stock issued for accrued interest	38	—
Gain on sale of investment	—	(8)
Discontinued operations	—	13
Amortization of deferred financing costs	654	—
Common stock warrants issued for financing fees	202	—
Changes in assets and liabilities:
Accounts receivable	22	(63)
Inventories	49	6
Other current assets	11	(1)
Accounts payable	(118)	288
Customer deposits	—	(13)
Accrued payroll, payroll taxes and other	505	104
Other assets	30	(30)

Net cash used by operating activities	(1,042)	(229)
Cash flows from investing activities:
Proceeds from sale of investment	—	62
Purchases of equipment	(47)	(13)
Additions to other assets	(262)	(147)

Net cash provided by (used for) investing activities	(309)	(98)
Cash flows from financing activities:
Proceeds from issuance of stock with warrants attached net of financing charges	3,870	—
Short-term borrowings with warrants attached net of deferred financing charges	486	—
Proceeds from short-term borrowings	1,200	—
Proceeds from exercise of warrants	—	226
Proceeds from exercise of stock options	136	21

Net cash provided by financing activities	5,692	247
Other comprehensive gain (loss)—foreign currency translation	(26)	28

Net increase (decrease) in cash and cash equivalents	4,315	(52)
Cash and cash equivalents—beginning of period	372	424

Cash and cash equivalents—end of period	$4,687	$372

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

(In thousands of dollars)

	For the Year Ended December 31,
	2004	2003
Supplemental cash flow disclosures:
Interest paid	$28	$—
Income taxes paid	$—	$—
Non-cash investing and financing:
Issuance of common stock for services	$46	$19
Issuance of warrants for financing fees	$202	$—
Issuance of stock options for accrued expenses and services	$44	$123
Debt discount on convertible bridge loans	$570	$—
Conversion of preferred stock into common stock	$—	$15
Expiration of warrants	$—	$1,582
Issuance of common stock for conversion of convertible bridge loans & accrued interest	$609	$—
Discontinued operations	$—	$13

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Description of Business and Basis of Presentation

OXIS International, Inc. (“OXIS” or “the Company”) is a biopharmaceutical/nutraceutical company engaged in the development of research assays, diagnostics, nutraceutical and therapeutic products, which include new technologies applicable to conditions and/or diseases associated with oxidative stress. Oxidative stress is associated with an excess of free radicals, reactive oxygen species (“ROS”), and/or a decrease in antioxidant levels with a resultant development of tissue or organ damage. Oxidative stress can cause tissue injury by triggering cell death or inciting a tissue-damaging inflammatory response. The Company has invested significant resources to build an early and substantial patent position on both its antioxidant therapeutic technologies and selected oxidative stress assays.

Assays to measure markers of oxidative stress are manufactured by the Company in the United States and are sold directly to researchers and to distributors for resale to researchers, primarily in Europe, the United States and Japan. The Company previously sold pharmaceutical forms of superoxide dismutase (SOD) for human and research veterinary use but further sales of this product are not expected.

The Company is structured into two wholly owned subsidiaries, OXIS Health Products, Inc. and OXIS Therapeutics, Inc. The Company’s commercial health products business, which markets research and commercial diagnostic assays and fine chemicals to research and clinical laboratories and other customers, has been carried out by OXIS Health Products, Inc. The Company’s pharmaceutical and nutraceutical discovery and research business, which is focused on new drugs and compounds to treat diseases associated with tissue damage from free radicals and ROS, is being carried out by OXIS Therapeutics, Inc. As discussed in Note 12, Segment Reporting, the Company manages its business on the basis of one reportable segment: its health products and pharmaceutical products.

Consolidated within OXIS Health Products, Inc. is OXIS Instruments, Inc., incorporated in Pennsylvania. OXIS Instruments, Inc. closed in July 2001 at which time all employees of the instruments manufacturing facility were terminated. The final transactions of the business occurred in November 2003.

Consolidated within OXIS Therapeutics, Inc., incorporated in Delaware, is OXIS Acquisition Corporation, incorporated in Delaware; OXIS International, S.A., incorporated in France; OXIS Isle of Man Limited, incorporated in the Isle of Man and OXIS International (UK) Limited, incorporated in the United Kingdom. OXIS Acquisition Corporation holds the remaining assets of the Therox acquisition. OXIS International S.A. holds the remaining liability of the French acquisition. OXIS Isle of Man Limited holds the technology of the Bioxytech acquisition. OXIS International (UK) Limited was closed in July 2001, and discontinued business in December 2003. See Note 11.

Going Concern – At December 31, 2003, the Company’s auditors expressed a going concern qualification on the Company’s audited financial statements because of the Company’s negative working capital, history of recurring losses, and large accumulated deficit. The going concern qualification is not present with the Company’s audited financial statements at December 31, 2004 because of the Company’s positive working capital, large cash balance, and apparent ability to sustain itself for at least the next year.

2. Significant Accounting Policies

This summary of significant accounting policies of OXIS International, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of consolidation—The accompanying financial statements include the accounts of the Company as well as its subsidiaries. The functional currency of the Company’s French subsidiary is the Euro. The foreign subsidiaries’ assets and liabilities are translated at the exchange rates at the end of the year, and their statements of operations are translated at the average exchange rates during each year. Gains and losses resulting from foreign currency translation are recorded as other comprehensive income or loss and accumulated as a separate component of shareholders’ equity. All significant intercompany balances and transactions are eliminated in consolidation.

Cash equivalents—Cash equivalents consist of money market accounts with commercial banks.

Accounting method—The Company’s financial statements are prepared using the accrual method of accounting.

Inventories—Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. Inventories at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw materials	$121,000	$101,000
Work in Process	$23,000	$65,000
Finished goods	$102,000	$129,000

Total	$246,000	$295,000

Property, plant and equipment—Property, plant and equipment is stated at cost. Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of five years or the remaining lease term. Depreciation expense for the years ended December 31, 2004 and 2003 was $21,000 and $33,000, respectively.

Property, plant and equipment at December 31, 2004 and 2003, consisted of the following:

	2004	2003
Furniture and office equipment	$295,000	$305,000
Laboratory and manufacturing equipment	655,000	636,000
Leasehold improvements	63,000	63,000

Property, plant and equipment, at cost	1,013,000	1,004,000
Accumulated depreciation and amortization	(952,000)	(962,000)

Property, plant and equipment, net	$61,000	$42,000

Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company does not believe any adjustments are needed to the carrying value of its assets at December 31, 2004.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and development costs—Research and development costs are charged to operations as incurred.

Patents and technology for developed products—The Company’s accounting policies for patents are as follows: (a) acquired patents are recorded at acquisition cost and (b) internally developed patents—the following costs are capitalized (1) legal fees from the costs incurred in successful defense to the extent of an evident increase in the value of the patents (2) other patent fees (legal, registration), (3) models and drawings required for registration. Patents are being amortized on a straight-line basis over the shorter of the remaining life of the patent or ten years. All research and development costs incurred in developing the patentable idea are expensed as incurred. The Company begins to amortize the patent or patent pending in the quarter after the costs have been incurred. Patent pendings are amortized over twenty years or until the granted patent’s life has been determined if shorter. Most of the Company’s patented compounds are not marketed or sold until the patents have been approved.

The assets “Technology for developed products” were acquired in business combinations and were amortized over the estimated useful lives of seven to ten years. These assets, which had a historical cost of approximately $1,530,000, were fully amortized as of December 31, 2004. Patents are amortized on a straight-line basis over the shorter of the remaining life of the patent or ten years. Amortization expense as of December 31, 2004 and 2003, is $77,000 and $82,000, respectively.

In accordance with SFAS No. 144, the Company periodically reviews net cash flows from sales of products and projections of net cash flows from sales of products on an undiscounted basis to assess recovery of recorded cost of intangible assets.

Compensated absences—Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. The Company accrues vacation expense throughout the year and records the expense in accrued payroll.

Derivative instruments—The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2004 and 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation—The Company accounts for stock issued for compensation in accordance with APB 25, “Accounting for Stock Issued to Employees.” Under this standard compensation cost is the difference between the exercise price of the option and fair market of the underlying stock on the grant date.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied to employee awards. The Company follows the fair valued based method for non-employee awards and has elected to continue to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards:

	Year Ended December 31,
	2004	2003
Net loss:
As reported	$(2,698,000)	$(831,000)
Stock-based compensation determined under the fair value based method:
Interim executive services	(47,000)	—
Employees	(277,000)	(490,000)

Pro forma	$(3,022,000)	$(1,321,000)

Net loss per share—basic and diluted:
As reported	$(0.10)	$(0.04)
Pro forma	$(0.11)	$(0.07)

For the purpose of computing the pro forma expense, the fair value of each option is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Grants issued in
	2004	2003
Dividend yield	0%	0%
Expected volatility	73%	107%
Risk-Free Interest Rate	4.25%	4.7%
Expected Lives	10 Years	10 Years
Weighted average grant-date fair value of Options granted during the period (including non-employees)	$0.46	$0.35

Product sales—The Company manufactures, or has manufactured on a contract basis, research and diagnostic assays and fine chemicals, which are its primary products sold to customers. Revenue from the sale of the Company’s products, including shipping fees, if any, is recognized when title to the products is transferred to the customer (which usually occurs upon shipment or delivery, depending upon the terms of the sales order) and when collectibility is reasonably assured.

Revenue from sales to distributors of the Company’s products is recognized, net of allowances, upon delivery of product to the distributors. According to the terms of individual distributor contracts, a distributor

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

may return product up to a maximum amount and under certain conditions contained in the contract. Allowances are calculated based upon historical data, current economic conditions and the underlying contractual terms.

Intellectual Property License Fees—The Company recognizes license fee revenue for licenses to our intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless we have continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. The Company considers all arrangements with payment terms extending beyond twelve months not to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured unless we have continuing obligations for which fair value cannot be established and the amount of the variable fee in excess of the guaranteed minimum is recognized as revenue when it is fixed and determinable.

Royalties—We recognize royalty revenue based on reported sales by third party licensees of products containing our materials, software and intellectual property. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

Accounts receivable—The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions.

The Company’s policy allows the accrual of interest on trade receivables 30 days after due date. A receivable is considered past due if payments have not been received by the terms set by the Company. When all internal collection efforts have been exhausted, accounts are written off as uncollectible and turned over for collection. Interest is assessed at the discretion of the Company.

Advertising and promotional fees—Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company’s advertising expenses were $1,000 and $14,000 for the years ended December 31, 2004 and 2003, respectively.

Income taxes—Deferred income taxes, reflecting the net tax effects of temporary differences between the carrying amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes, are based on tax laws currently enacted. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. See Note 10.

Net loss per share—Net loss per share is computed based upon the weighted average number of common shares outstanding (“basic”) and, if dilutive, the incremental shares issuable upon the assumed exercise of stock options or warrants and the assumed conversion of preferred stock (“dilutive”). Due to the net losses in 2004 and 2003, the computation of dilutive net loss per share is antidilutive and therefore is the same as basic.

Possible common stock dilutions include the following:

Preferred Stock Series B	85,678 shares
Preferred Stock Series C	27,800 shares
Warrants	15,927,833 shares
Qualified Stock Option	3,924,975 shares
Non-qualified Stock Option	747,888 shares

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date of the financial statements are published and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Fair value of financial instruments—The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, inventories, prepaid and other current assets, notes payable, customer deposits and accounts payable, accrued payroll and payroll taxes, and other accrued liabilities approximates fair value due to the short-term nature of the accounts.

Reclassification—Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

New Accounting Pronouncements – In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends FASB Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensations.” This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company’s adoption of this statement did not have an impact on the financial statements of the Company.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the financial statements of the Company.

3. Notes Payable to Shareholders

Notes payable to shareholders at December 31, 2004 and 2003 included a $160,000, 8% unsecured note which was originally due in May 1997 and is, therefore, delinquent. The note is currently due on demand.

Notes payable to shareholders at December 31, 2004 includes the Axonyx loan, described more fully in Note 5.

4. Convertible Bridge Loans

On January 9, 2004, the Company received $570,000 in loans and issued promissory notes, with terms of 12 months, convertible into 1,425,000 shares of the Company’s common stock (or more in the event of a default by the Company). The Company also issued warrants to the lenders exercisable for up to 712,500 shares of common stock, plus additional shares for accrued interest, at an exercise price of $0.50 per share. The Company

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized deferred financing fees totaling $570,000 consisting of approximately $411,000 related to the conversion feature of the notes and $159,000 with related to the value of the warrants. These deferred financing fees, which were valued using the Black-Scholes pricing model, were amortized over the 12 month term of the notes.

The Company received notice on December 30, 2004, that all lenders had irrevocably converted their promissory notes and accrued interest into common stock. As a result, the Company issued 1,520,934 shares of common stock to the noteholders. As an incentive for the note holders to convert their notes to common stock, the Company issued 760,467 additional warrants. Each warrant entitles the holder to purchase one share of the Company’s common stock for $1.00 for a period of five years. These warrants were valued at approximately $202,000 and have been included in financing fees for the year ended December 31, 2004. Upon conversion of the bridge loans, the Company expensed all remaining unamortized deferred financing fees related to the conversion feature and warrants issued with the bridge loans.

5. Axonyx Loan

On June 1, 2004, the Company secured a $1,200,000 loan from its majority shareholder, Axonyx Inc. The note underlying the loan bears interest of 7% per annum, payable quarterly, matures on May 31, 2005, and is secured by the Company’s intellectual property.

In the event that the Company completed an equity or convertible debt financing approved by Axonyx, which results in net proceeds to the Company of at least $2,000,000, the Company’s indebtedness to Axonyx would become immediately due and payable.

Due to the completed private placement in January 2005 of 12,264,158 shares of its common stock for $6,500,000, the Company paid, to Axonyx, the full amount of the note, plus interest due, in cash on January 6, 2005. See Note 6.

6. Shareholders’ Equity

Common Stock—Each share of common stock is entitled to one vote at the Company’s annual meeting of stockholders.

During the year ended December 31, 2004, a total of 791,532 shares of common stock were issued to employees and consultants upon the exercise of stock options at an average price of $0.18 per shares. A total of 66,666 shares were issued to a consultant for services valued at $47,000, or $0.71 per share. A total of 1,520,932 shares were issuable at December 31, 2004 for the conversion of short-term bridge loans and accrued interest. In addition, a total of 12,264,158 shares were issuable at December 31, 2004 (subsequently issued during January 2005), at $0.53 per share, for the private placement of equity on December 30, 2004. As of December 31, 2004, the Company had received, from a private placement of its stock, $4,250,000 in cash and a receivable of $2,250,000 that was subsequently collected in January 2005. In addition, within the conditions of the private placement, a total of 12,877,364 warrants were issued for common stock. Fifty percent of the warrants bear an exercise price of $0.66 and the other fifty percent bear an exercise price of $1.00.

Preferred Stock—The 428,389 outstanding shares of Series B preferred stock are convertible into and have voting rights equivalent to 85,678 shares of common stock. The Series B preferred stock has certain preferential rights with respect to liquidation and dividends. Holders of Series B preferred stock are entitled to noncumulative annual dividends at the rate of $0.115 per share if and when declared by the Company’s board of directors. No dividends to Series B preferred stockholders were issued or unpaid during 2004.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 96,230 shares of Series C preferred stock are convertible into 27,800 shares of the Company’s common stock at the option of the holders at any time. The conversion ratio is based on the average closing bid price of the common stock for the fifteen consecutive trading days ending on the date immediately preceding the date notice of conversion is given, but cannot be less than .20 or more than .2889 common shares for each Series C preferred share. The conversion ratio may be adjusted under certain circumstances such as stock splits or stock dividends. The Company has the right to automatically convert the Series C preferred stock into common stock if the average closing bid price of the Company’s common stock on the Nasdaq National Market for 15 consecutive trading days exceeds $13.00. Each share of Series C preferred stock is entitled to the number of votes equal to .26 divided by the average closing bid price of the Company’s common stock during the fifteen consecutive trading days immediately prior to the date such shares of Series C preferred stock were purchased. In the event of liquidation, the holders of the Series C preferred stock shall participate on an equal basis with the holders of the common stock (as if the Series C preferred stock had converted into common stock) in any distribution of any of the assets or surplus funds of the Company. The holders of Series C preferred stock are entitled to noncumulative dividends after the payment of dividends on Series B preferred stock if and when declared by the Company’s board of directors. No dividends to Series C preferred stockholders were issued or unpaid during 2004.

On March 7, 2002, the Company consummated the sale of all 1,500,000 shares of its Series F preferred stock to Meridian Financial Group L.L.P. (“Meridian”) at a price of $1 per share, paid in cash. Each share of Series F preferred stock was initially convertible into ten (10) shares of the Company’s common stock. As part of the sale, the Company also issued a warrant granting Meridian the right to purchase up to 1.5 million shares of common stock at $1.00 per share. In June 2003, Meridian converted its shares of Series F preferred stock into 15,000,000 shares of the Company’s common stock and distributed such shares, and the 1,500,000 warrants, to its members/investors and to Triax Capital Management, Inc. as managing member.

Stock Warrants—During July 2003, the board of directors of the Company offered all holders of warrants a reduced exercise price for a limited period of time. The exercise price for these warrants was reduced to $0.20 per share, and the maturity date for 598,449 warrants issued in 1998 was extended to August 11, 2003. The exercise price for these warrants was previously $1.00 per share. All warrants issued prior to July 1998 had lapsed and were not affected by this board action. The decrease of exercise price did not result in any change to the outstanding value of the warrants. Pursuant to the offered reduced exercise price, a total of 1,133,000 warrants were exercised at an aggregate purchase price of $226,600. As part of the offer, with each share of stock issued one new warrant was issued having a $1.00 exercise price and a two-year life.

During January 2004, the Company issued warrants to purchase 712,500 common shares at an exercise price of $0.50 in connection with the bridge loans. Each warrant bears a five-year life.

During December 2004, the Company issued warrants to purchase 760,469 common shares at an exercise price of $1.00 in connection with the conversion of the bridge loans to common stock. Each warrant bears a five-year life.

Warrants to purchase 1,985,678 common shares at an exercise price of $1.00 were issued in connection with the sale of common shares during 1998 expired in April and May 2003.

Warrants to purchase 1,454,449 common shares at an exercise prices of $1.00 were issued in connection with the sale of common shares during 2000 expired in May 2003.

Stock Options—The Company has a stock incentive plan under which 4,250,000 shares of the Company’s common stock are reserved for issuance (the “1994 Plan”). The 1994 Plan permits the Company to grant stock options to acquire shares of the Company’s common stock, award stock bonuses of the Company’s common stock, and grant stock appreciation rights. This Plan expired during 2003 and no further issuances will occur.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the 2003 annual meeting of stockholders held in June 2003, the stockholders approved the adoption of the 2003 Stock Incentive Plan (“2003 Plan”), effective July 1, 2003. The 2003 Plan, under which 3,300,000 shares of the Company’s common stock is reserved, permits the Company to grant stock options to acquire shares of the Company’s common stock, award stock bonuses of the Company’s common stock, and grant stock appreciation rights.

At December 31, 2004, options issued pursuant to the 1994 Plan to acquire 2,785,506 shares of common stock at exercise prices ranging from $0.085 to $15.30, and options issued pursuant to the 2003 Plan to acquire 1,139,469 shares of common stock at exercise prices ranging from $0.45 to $0.69 remained outstanding. Options issued outside the Plans are outstanding to acquire 747,888 shares of common stock at exercise prices of $0.085 to $8.438.

Options granted and outstanding under the plans as of December 31 are summarized as follows:

	2004		2003
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at beginning of year	3,707,911	$0.89	2,834,041	$1.28
Granted	1,120,000	0.54	1,520,469	.39
Exercised	741,532	(0.18)	(111,465)	(.14)
Forfeitures	161,404	(2.95)	(535,134)	(1.68)

Outstanding at end of year	3,924,975	$0.84	3,707,911	$0.89

Exercisable at end of year	3,444,531	$0.88	3,328,686	$0.94

Fair market value of options granted during the year	$0.46			$0.35

The number of shares under option, weighted average exercise price and weighted average remaining contractual life of all options outstanding as of December 31, 2004, by range of exercise price were as follows:

Range of exercise price	Shares	Weighted average exercise price	Weighted average remaining life
$ 0.08 – $ 0.88	3,444,425	$ 0.39	8.36 years
$ 1.38 – $ 1.91	242,750	$ 1.88	5.12 years
$ 2.50 – $ 4.53	107,000	$ 3.22	3.24 years
$ 5.78 – $ 8.45	115,800	$ 8.00	1.39 years
$11.41 – $15.30	15,000	$13.74	.98 years

The number of shares under option and weighted average exercise price of options exercisable as of December 31, 2004, by range of exercise price was as follows:

Range of exercise price	Shares	Weighted average exercise price
$ 0.08 – $ 0.88	2,963,981	$0.37
$ 1.38 – $ 1.91	242,750	$1.88
$ 2.50 – $ 4.53	107,000	$3.22
$ 5.78 – $ 8.45	115,800	$8.00
$11.41 – $15.30	15,000	$13.74

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2004, the Company had the following additional stock options outstanding that were not issued pursuant to its stock incentive plans.

Year Granted	# Options	Exercise Price Range	Year of Expiration
1996	7,000	$8.44	2006
2000	25,000	$1.38	2005
2001	78,438	$0.085	2011
2002	57,730	$0.12 to $0.22	2007
2002	7,500	$0.25	2005
2002	1,500	$0.15	2012
2003	205,000	$0.15 to $0.31	2006
2003	300,000	$0.14	2008
2003	46,000	$0.15 to $0.53	2013
2004	4,720	$0.63	2007
2004	15,000	$0.41	2014

7. Other Income

During the first quarter of 2003, the Company sold its equity interest in Caprius Inc., resulting in other income of $8,000.

8. License Agreement

On September 28, 2004, the Company and HaptoGuard Inc. (“HaptoGuard”) entered into a license agreement relating to the Company’s proprietary compound BXT 51072 and related compounds. Under the agreement, HaptoGuard has exclusive worldwide rights to develop, manufacture and market BXT-51072 and related compounds from the Company’s library of such antioxidant compounds. Further, HaptoGuard is responsible for worldwide product development programs with respect to licensed compounds. HaptoGuard has paid the Company an upfront license fee of $450,000. The agreement provides that HaptoGuard must pay royalties to the Company, as well as additional fees for the achievement of development milestones in excess of $21 million if all milestones are met and regulatory approvals are granted. The material milestones under the agreement which would generate future payments are as follows: upon initiation of Phase III clinical trials of the product; upon grant by the Food and Drug Administration (FDA) of marketing approval of the products; upon grant by the European Agency for the Evaluation of Medicinal Products (EMEA) for marketing approval of the products; and upon grant of marketing approval of the products for each additional regulatory territory. The royalties paid by the licensee will begin upon the first commercial sale of the licensed products and will vary based upon formulations. However, there can be no assurances that royalty payments will result or that milestone payments will be realized. The Company has the right to terminate the agreement if the licensee fails to pay the Company any required payments under the agreement or if the licensee fails to comply with certain plan and timeline requirements relating to the development of the licensed compounds and such failure continues for 30 days after the Company has given notice to the licensee of such failure. Either party may terminate the agreement upon 30 days’ written notice upon certain events relating to the other party’s bankruptcy, insolvency, dissolution, winding up or assignment for the benefit of creditors, or upon the other party’s uncured breach of any material provision of the agreement. Otherwise, the agreement terminates when the Company’s underlying patents related to the licensed compounds expire.

9. Change of Control

During the first quarter of 2004, Axonyx Inc. (“Axonyx”) acquired approximately 52.3% of the issued and outstanding shares of the Company’s common stock. Marvin S. Hausman, M.D., Axonyx chairman and chief

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

executive officer, separately held approximately an additional 4.4% of the Company’s issued and outstanding shares of common stock. Axonyx holdings were decreased to approximately 34% following a private placement of equity (completed in January 2005) consisting of 12,264,158 shares of the Company’s common stock. Together with shares of the Company’s common stock held by Dr. Hausman, the Axonyx affiliated group, at December 31, 2004, controlled approximately 37% of the Company’s voting stock.

10. Income Taxes

Deferred Taxes—Deferred taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company’s deferred taxes as of December 31 were as follows:

	2004	2003
Deferred tax assets:
Federal net operating loss carryforward and capitalized research and development expenses	$10,907,000	$9,612,000
Federal R&D tax credit carryforward	457,000	491,000
State net operating loss carryforward and capitalized research and development expenses	1,246,000	1,127,000
Other	80,000	55,000
Deferred tax liabilities—book basis in excess of noncurrent assets acquired in purchase transactions	(142,000)	(142,000)

Deferred tax assets before valuation	12,548,000	11,143,000
Valuation allowance	(12,548,000)	(11,143,000)

Net deferred tax assets	$—	$—

The prospective tax benefits of the net operating losses of $15,410,000 which existed at the date of acquisition (September 7, 1994) of the French subsidiary will be recorded as a reduction of income tax expense when and if realized. Due to the closure of the French subsidiary’s operations in early 1999, it is unlikely that the Company will ever realize any benefit from the French subsidiary’s operating loss carryforwards.

The prospective tax benefits of the net operating losses of $1,032,000 which existed at the date of acquisition (December 31, 1997) of Innovative Medical Systems Corp. will be recorded as a reduction of the net unamortized balance of property, plant and equipment and intangible assets of $465,000 when and if realized.

Statement of Financial Accounting Standards No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Carryforwards—At December 31, 2004, the Company had net operating loss carryforwards of approximately $14,654,000 to reduce United States federal taxable income in future years, and research and development tax credit carryforwards of $457,000 to reduce United States federal taxes in future years. These carryforwards expire as follows:

Year of expiration	United States net operating loss carryforward	R&D tax credit carryforward
2005	$25,000	$46,000
2006	44,000	176,000
2007	4,000	18,000
2008	675,000	6,000
2009-2024	13,906,000	211,000
No expiration	—	—

	$14,654,000	$457,000

During 2002, the Company issued preferred stock with voting rights, which would be regarded as a control change under the Internal Revenue Code (IRC). Under IRC Section 382, a control change will limit the utilization of the net operating losses. The Company has not determined the effects of any limitations on the value of net operating losses or any tax credits outstanding prior to the control change.

11. Discontinued Operations

During December 2003, the Company made the decision to discontinue the operations of its United Kingdom subsidiary. As the result of this decision, there is a loss of $13,000 for accumulated translation adjustments in 2003.

12. Segment Reporting

The Company determines and discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (hereinafter “SFAS No. 131”) which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for two segments in prior years and the first quarter of 2004 and accordingly, separate segment information was presented.

The Company currently manages its business on the basis of one reportable segment: its health and pharmaceutical products. The Company’s executives use consolidated results of the Company’s operations to make decisions affecting the development, manufacturing, and marketing of this business.

While the Company has historically been organized into two reportable segments (health products and therapeutic development), the Company manages its operations in one segment in order to better monitor and manage its basic business: the development and sale of research diagnostics, nutraceutical and therapeutic products.

Revenue attributed to North America includes shipments to customers in the United States, Canada and Mexico. Revenue from Europe, Middle East and Africa (EMEA), Latin America and Asia Pacific includes

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shipments to customers in each region. Information relating to revenue from external customers from different geographical areas is as follows:

(In Thousands)	Year Ended December 31
	2004	2003
North America	$1,142	$1,242
EMEA	427	1,046
Latin America	10	2
Asia Pacific	335	450

Total	$1,914	$2,740

Revenue from Japan totaled $221,000 and $333,000 for fiscal years ended December 31, 2004 and 2003, respectively. Revenues from Spain totaled $596,000 for the fiscal year ended December 31, 2003. No other countries outside of the United States exceeded 10% of the Company’s consolidated total revenue in any year presented. No Country outside of the United States holds any of the Company’s consolidated long-lived assets.

13. Concentrations

Bank Accounts—The Company maintains cash in money market accounts. The funds on deposit are not insured by the FDIC, and therefore, approximately $4,687,000 is at risk on December 31, 2004.

Customers—In 2004, approximately 40% of the Company’s sales were attributable to six customers. In 2004, approximately 11% of the Company’s total sales were from EMD Biosciences, Inc., a distributor customer located outside of the United States.

14. Commitments and Contingencies

The Company leases its facilities in Oregon under an operating lease that expires in November 2005. Minimum lease payments to which the Company is committed is $122,000 in 2005. Rental and occupancy expenses included in the accompanying statements of operations were $134,000 in 2004 and $152,000 in 2003.

In 1995, the Company consummated the acquisition of Therox Pharmaceuticals, Inc. (“Therox”) wherein Therox was merged with and into a wholly owned subsidiary of the Company. In addition to the issuance of its common stock to Therox shareholders, the Company agreed to make payments of up to $2,000,000 to the Therox stockholders based on the successful commercialization of Therox technologies. As of December 31, 2004, no additional payments have been made. The Company has not recorded a liability associated with this agreement because the Company does not believe that it has successfully commercialized any of the Therox technologies acquired.

In 1997, the Company acquired all of the outstanding common stock of Innovative Medical Systems Corp. (“IMS”) in exchange for 200,000 shares of the Company’s common stock issued immediately and additional shares to be issued. The name of IMS was changed to OXIS Instruments, Inc. during 1998. Additional common shares were to be issued to former IMS shareholders annually through 2003 depending on, among other things, future annual revenues of OXIS Instruments Inc. through 2002 and on the market price of the Company’s common stock. During 2003, the Company issued 100,000 shares (the minimum number of shares required under the original agreement) to the former IMS shareholders. The Company does not believe that additional shares are or will be required to be issued to these shareholders.

French filing obligations—In 1997, the Company completed an offering of its common stock to European investors, and listed the resulting shares on the Nouveau Marché in France. The Company was notified that a Paris lower court (Tribunal de grande instance de Paris) on November 12, 2003, issued an order (the “Order”)

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requiring the Company (i) to file its 2002 Document de Reference (“2002 Reference Document”) as required under French law and the regulations of the Autorité des Marchés Financiers (the “AMF”), the French regulatory agency overseeing the Nouveau Marché, within eight days of the court’s Order (“filing deadline”) and (ii) if the Company has not filed with the AMF its 2002 Reference Document by the filing deadline, to pay a fine of 1,500 Euros for each day until it files its 2002 Reference Document with the AMF. Following the issuance of the Order, the Company (1) filed its 2002 Reference Document with the AMF and received written confirmation that its 2002 Reference Document has been registered and (2) appealed the Order to the extent that it imposed fines on the Company. The Company has since dismissed its appeal of the Order, and during the first quarter of 2004 paid approximately $11,600 in settlement of any obligation to pay fines under the Order.

The AMF also engaged in a separate investigation relating to the Company’s failing to file financial and other disclosure information as required under French law from 1999 through 2002 (the “Investigation”). At a hearing before the Disciplinary Commission of the AMF on June 17, 2004 the Disciplinary Commission considered a report of the AMF investigator recommending that the Disciplinary Commission impose a fine of not less than 100,000 Euro. Following the hearing, the Disciplinary Commission ordered the Company to pay a fine of 50,000 Euro (approximately $62,000) with respect to the Company’s failure to file financial and other disclosure information as required under French law from 1999 through 2002. The Company did not appeal this order and the fine has been paid. As of December 31, 2004, the Company has recorded approximately $183,000 related to the defense and settlement of this investigation, including foreign legal expenses of $121,000 and fines imposed by the AMF of $62,000. These charges are recorded as a separate line item under Operating Expenses.

The Company and its subsidiaries are also parties to various other claims in the ordinary course of business. The Company does not believe that there will be any material impact on the Company’s financial position, results of operations or cash flows as a result of these claims.

15. Restructuring Charges

Restructuring charges related to the Axonyx change of control include legal ($196,000), management consulting ($34,000), travel ($8,000), executive search ($22,000) and severance expenses ($345,000).

16. Revenue Concentrations

As discussed in Note 8, the Company signed an exclusive license agreement during the third quarter of 2004, resulting in revenues of $450,000, or 19% of total revenues for 2004. There can be no assurances that future milestone events and payments will be realized or that the Company may be able to enter into additional future license agreements.

17. Subsequent Events

Axonyx loan—Under the terms of a promissory note, the Company agreed to pay Axonyx $1.2 million plus accrued interest upon the receipt by the Company of at least $2,000,000 in net proceeds from a debt or equity offering. The equity funding of the private placement on December 30, 2004 is a triggering event requiring repayment of the indebtedness represented by the note. On January 6, 2005, after the closing of the transaction, the Company repaid the indebtedness represented by the note in full by paying to Axonyx $1,222,380.

Other matters—In January 2003, the Company negotiated the settlement of a $19,000 accounts payable debt by offering to the other party a total of 94,961 shares of the Company’s common stock per share. Although orally accepting this arrangement, the other party has failed to execute the related paperwork to complete the

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement. While the Company does expect to satisfy its obligation of $19,000, there can be no assurances that the other party will accept stock in payment of the debt.

18. Correction of Error

During 2005, the Company’s management decided to correct the Company’s accounting policy for patents and patents pending. The Company had not previously amortized its patents pending and only began amortizing once the patent was issued. In concurrence with a regulatory review, the Company has decided to begin amortizing patent costs in the quarter after they are incurred. The amortization expense will be treated as a cost of sales for all products currently being sold and as a research expense for patents awaiting final approval.

Accordingly the Company recognized amortization expenses prior to January 1, 2003 of $38,340 as a correction to prior accumulated deficits. The additional amortization expense for the years ending December 31, 2004 and 2003 were $41,312 and $39,970, respectively. These changes cause no material changes in losses per share. As of December 31, 2004, the cumulative increase to accumulated deficit was $119,622.

***END OF REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM***

UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIOD

ENDED MARCH 31, 2005

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS FOR THE THREE-MONTH PERIOD

ENDED MARCH 31, 2005

(In thousands of dollars)

	March 31, 2005 (unaudited)	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,981	$4,687
Accounts receivable, net of allowance of $11 and $7, respectively	342	229
Private placement proceeds receivable	—	2,250
Inventories	299	246
Prepaid expenses and other current assets	102	128

Total current assets	5,724	7,540
Property, plant and equipment, net	59	61
Patents and patents pending, net	912	875

Total assets	$6,695	$8,476

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2005—CONTINUED

(In thousands of dollars)

	March 31, 2005 (unaudited)	December 31, 2004
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Note(s) payable to shareholder	$160	$1,360
Accounts payable	396	491
Accrued liabilities	320	774
Accrued payroll	73	55

Total current liabilities	949	2,680
Commitments and contingencies	—	—
Shareholders’ equity:
Convertible preferred stock—$0.01 par value; 15,000,000 shares authorized:
Series B—428,389 shares issued and outstanding (aggregate liquidation preference of $1,000,000)	4	4
Series C—96,230 shares issued and outstanding	1	1
Common stock—$0.001 par value; 95,000,000 shares authorized; 41,908,364 and 28,807,040 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively, and 12,264,158 issuable at December 31, 2004	42	41
Stock options	170	162
Warrants	4,161	4,161
Additional paid-in capital	64,304	64,114
Accumulated deficit	(62,519)	(62,270)
Accumulated other comprehensive loss	(417)	(417)

Total shareholders’ equity	5,746	5,796

Total liabilities and shareholders’ equity	$6,695	$8,476

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2005

(In thousands of dollars, except earnings per share data)

	Three months ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)
Revenues	$631	$567
Cost of revenues	286	315

Gross profit	345	252

Operating expenses:
Research and development	62	105
Selling, general and administrative	536	601

Total operating expenses	598	706

Operating loss	(253)	(454)

Other income and expenses:
Financing fees	—	(136)
Interest income	8	—
Interest expense	(4)	(13)

Total other income and expenses	4	(149)

Loss before income taxes	(249)	(603)

Income taxes	—	—

Net loss	$(249)	$(603)
Other comprehensive income/(loss):

Foreign currency translation adjustment	—	(34)

Comprehensive loss	$(249)	$(637)

Net loss per common share—basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares used in computation—basic and diluted	41,628,877	26,545,864

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

THREE-MONTH PERIOD ENDED MARCH 31, 2005

(In thousands of dollars)

	Three Months Ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)
Cash flows from operating activities:
Net loss	$(249)	$(603)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation and amortization	18	60
Common stock and stock options issued for services	8	25
Amortization of deferred financing costs	—	136
Changes in assets and liabilities:
Accounts receivable	(113)	(40)
Inventories	(53)	25
Other current assets	26	20
Accounts payable	(95)	(70)
Accrued payroll and accrued liabilities	(427)	(36)

Net cash provided by (used for) operating activities	(885)	(483)
Cash flows from investing activities:
Purchases of equipment	(3)	(2)
Additions to other assets	(59)	(85)

Net cash provided by (used for) investing activities	(62)	(87)
Cash flows from financing activities:
Short-term borrowings with warrants attached net of deferred financing charges	—	486
Repayment of short-term borrowings	(1,200)	—
Proceeds from issuance of stock with warrants attached, net of financing charges	2,168	—
Proceeds from employee stock purchase	239	—
Proceeds from exercise of stock options	34	24

Net cash provided by financing activities	1,241	510
Effect of exchange rate changes on cash	—	(4)

Net increase (decrease) in cash and cash equivalents	294	(64)
Cash and cash equivalents—beginning of period	4,687	372

Cash and cash equivalents—end of period	$4,981	$308

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

THREE-MONTH PERIOD ENDED MARCH 31, 2005

(In thousands of dollars)—(continued)

	Three Months Ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)
Supplemental cash flow disclosures:
Interest paid	$22	$—
Income taxes paid	$—	$—
None cash investing and financing:
Issuance of common stock for services	$—	$25
Debt discount on convertible bridge loans	$—	$570

The accompanying notes are an integral part of these consolidated financial statements.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR

THE THREE-MONTH PERIOD ENDED MARCH 31, 2005

1. BASIS OF PRESENTATION

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included elsewhere herein for the period ended December 31, 2004. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2. LIMITED SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates—The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Inventory—The Company maintains an inventory of raw materials, work in process and finish goods. The inventory is valued based upon actual cost under the first-in first-out method. As of March 31, 2005, the Company’s raw materials, work in process and finished goods inventories totaled approximately $89,000, $89,000 and $121,000 respectively.

3. EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares outstanding during the period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.

Diluted loss per share is computed by dividing the net loss by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of 2,121,786 stock

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR

THE THREE-MONTH PERIOD ENDED MARCH 31, 2005—(Continued)

option shares and 15,927,833 warrant shares. Utilizing the treasury stock method as of March 31, 2005, these possible dilutive issuances would have resulted in approximately 800,000 common stock equivalents being considered for additional dilution. In this case, diluted net loss per share is the same as basic net loss per share as the inclusion of the common stock equivalents would be anti-dilutive.

4. SHAREHOLDERS’ EQUITY

During the three months ended March 31, 2005, 12,264,158 shares were issued that were identified as issuable at December 31, 2004. In addition, 237,166 shares of common stock were issued to employees upon the exercise of stock options; and 600,000 shares of common stock were purchased by an employee at $0.40 per share, pursuant to the terms of an employment agreement.

5. STOCK-BASED COMPENSATION

The Company accounts for stock issued for compensation in accordance with APB 25, “Accounting for Stock Issued to Employees.” Under this standard compensation cost is the difference between the exercise price of the option and fair market of the underlying stock on the grant date.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied to employee awards. The Company follows the fair valued based method for non-employee awards and has elected to continue to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards:

	Three months ended March 31,
	2005	2004
Net loss:
As reported	$(249,000)	$(603,000)
Stock based compensation determined under the fair value based method	(48,000)	(13,000)

Pro forma	$(297,000)	$(616,000)

Net loss per share—basic and diluted:
As reported	$(0.01)	$(0.02)
Pro forma	$(0.01)	$(0.02)

6. AXONYX LOAN

On June 1, 2004, the Company secured a $1,200,000 loan from its majority shareholder, Axonyx Inc. (the “Axonyx Loan”). To evidence the Axonyx Loan, the Company issued to Axonyx a one-year secured promissory note. The Axonyx Loan accrued interest at 7% per annum, payable quarterly.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR

THE THREE-MONTH PERIOD ENDED MARCH 31, 2005—(Continued)

The Company’s indebtedness under the promissory note was due and payable on May 31, 2005. However, if the Company completed an equity or convertible debt financing approved by Axonyx, which results in net proceeds to the Company of at least $2,000,000, the Company’s indebtedness under the Axonyx Loan became immediately due and payable.

In December 2004, the Company raised approximately $6,100,000 in a private placement of its common stock. In January 2005, per terms of the Loan, the Company repaid to Axonyx the full amount of the loan plus interest due.

7. SEGMENT REPORTING

The Company determines and discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (hereinafter “SFAS No. 131”) which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for two segments in prior years and the first quarter of 2004 and accordingly, separate segment information was presented.

The Company currently manages its business on the basis of one reportable segment: its health and pharmaceutical products. The Company’s executives use consolidated results of the Company’s operations to make decisions affecting the development, manufacturing, and marketing of this business.

While the Company has historically been organized into two reportable segments (health products and therapeutic development), the Company manages its operations in one segment in order to better monitor and manage its basic business: the development and sale of research diagnostics, nutraceutical and therapeutic products.

8. INCOME TAXES

As of March 31, 2005 the Company had net deferred tax assets of approximately $12,650,000. Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets. For the periods ended March 31, 2005, and 2004, there were no reductions in this valuation allowance.

9. SUBSEQUENT EVENTS

Other matters—In January 2003, the Company negotiated the settlement of a $19,000 accounts payable debt by offering to the other party a total of 94,961 shares of the Company’s common stock. Although orally accepting this arrangement, the other party has failed to execute the related paperwork to complete the agreement. While the Company does expect to satisfy its obligation of $19,000, there can be no assurances that the other party will accept stock in payment of the debt.

10. CORRECTION OF ERROR

In conjunction with changes to the method of amortizing patents pending in prior financial statements, the March 31, 2005 and 2004 financials recognized additional amortization expenses of $10,328 and $9,992, respectively. The accumulated deficit has been increased by $130,503 as compared to the prior reported balances. This correction had no material effect upon earnings per share.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

25,141,524 SHARES

OF OUR

COMMON STOCK

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, Oregon 97217

(503) 283-3911

PROSPECTUS

[                    ], 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

As permitted by Delaware law, the Company’s Certificate of Incorporation provides that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil, criminal, administrative or investigative proceeding brought against them on account of their being or having been Company directors or officers to the fullest extent permitted by Delaware law. Further, the Company has entered into an Indemnification Agreement with each of its directors providing, among other things, for indemnification and advancement of certain litigation-related expenses.

We maintain directors and officers liability insurance with an aggregate coverage limit of $4,000,000. Directors and officers of the Company may also be covered by directors and officers liability insurance coverage of Axonyx, the aggregate coverage limits of which are $25,000,000, for period during which the Company’s directors and officers meet the definition of insureds under such policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,835.41
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$150,000.00
Printing and related expenses	$30,000.00

TOTAL	$191,835.41

*	Estimated.

Item 26. Recent Sales of Unregistered Securities.

Bridge Loan Transaction

On January 14, 2004, the Company completed a private placement of securities, pursuant to which (i) certain bridge loan investors (“Note Holders”) paid to the Company $570,000 in the aggregate, (ii) the Company issued promissory notes (“Notes”) due on the first anniversary date of issuance or immediately on an acquisition, bearing 7% interest per annum, to the investors in principal amount of $570,000 in the aggregate, which promissory notes are convertible in due course into Company common stock at a rate of one share for each $0.40 of principal and interest outstanding (the “Conversion Price”), or in the Event of Default (as defined in the Notes) by the Company, into Company common stock at a rate of one share for each $0.15 of principal and interest outstanding, and (iii) the Company issued warrants to the investors, exercisable for up to 712,500 shares of common stock at an exercise price of $0.50 per share.

On December 30, 2004, the Company received notices from each of the Note Holders electing under the terms of such Notes to convert all debt under the Notes plus related accrued interest into an aggregate of

1,520,932 shares of Common Stock of the Company. In connection with the Note Holders to election to convert such debt, the Company agreed to issue to the Note Holders warrants exercisable for a period of five years for the purchase of up to an aggregate of 760,469 shares of the common stock of the Company at an exercise price of $1.00 per share.

The private placement of the securities to Note Holders was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and Rule 506 promulgated by the SEC under the Securities Act.

Private Placement Transaction

On December 30, 2004, the Company entered into definitive agreements with investors relating to the private placement of $6.5 million of its securities through the sale of 12,264,158 shares of its common stock at $0.53 per share. On January 6, 2005, the Company and the investors closed the private placement transaction. The transaction resulted in the issuance on or about January 10, 2005 of 12,264,158 shares of the Company’s common stock for which the Company has received gross proceeds of $0.53 per share. In addition, on January 6, 2005, the Company issued to the purchasers in the private placement transaction warrants to purchase an additional 12,264,158 shares of the common stock of the Company, 50% at an exercise price of $0.66 per share and 50% at an exercise price of $1.00 per share.

Upon the closing of the private placement transaction, as partial consideration for services rendered as the placement agent for the private placement transaction, the Company issued to Rodman & Renshaw, LLC a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $0.66 per share and a warrant to purchase 306,604 shares of Common Stock of the Company at an exercise price of $1.00 per share.

The offer, sale and issuance of securities to the purchasers in the private placement was exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and Rule 506 promulgated by the SEC under the Securities Act.

Conversion of $160,000 in Principal Debt into Common Stock

On May 23, 2005, the Company entered into a Conversion Agreement (the “Conversion Agreement”) with Equitis Entreprise, a French société par actions simplifiée (“Equitis”), pursuant to which Equitis has converted a promissory note originally issued by the Company on April 9, 1997 to Finovelec, a French société anonyme and subsequently transferred to Equitis (the “Equitis Note”), representing $243,458.63 in aggregate debt of the Company (the “Amount Owed”), at a conversion price of $0.53 per share of Common Stock, into an aggregate of 459,355 shares of Common Stock. The Amount Owed consisted of $160,000 in principal debt, $4,800 in loan origination fees and $78,658.63 in accrued and unpaid interest at 8% per annum for the period of April 1, 1999 through May 23, 2005. The issuance of 459,355 shares of Common Stock to Equitis is exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and Regulation D promulgated by the SEC thereunder.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to the “Company” in this Exhibit index means OXIS International, Inc., a Delaware corporation.

Exhibit Number		Description of Document	Footnote

2	(a)	Share Exchange Agreement by and among Innovative Medical Systems Corp., OXIS International, Inc. and each of the shareholders who are signatories thereto	(1)

3	(a)	Restated Certificate of Incorporation as filed in Delaware September 10, 1996 and as thereafter amended through March 1, 2002	(2)

Exhibit Number		Description of Document	Footnote

3	(b)	Bylaws of the Company as restated effective September 7, 1994 and as amended through April 29, 2003	(3)

4	(a)	Forms of Common Stock and Warrant Purchase Agreement, Warrant to Purchase Common Stock, and Registration Rights Agreement Regarding Private Placement March-April, 2000	(4)

5	(a)	Opinion regarding Legality	(15)

10	(a)	OXIS International, Inc. Series B Preferred Stock Purchase Agreement dated July 18, 1995	(5)

10	(b)	Series C Preferred Stock Subscription and Purchase Agreement (form); dated April 1996 (1,774,080 shares in total)	(6)

10	(c)	Form of Promissory Notes dated March 27, 1997—April 24, 1997	(7)

10	(d)	Subscription Agreement, Warrant to Purchase Common Stock and Form of Subscription dated July 2003—August 2003	(10)

10	(e)	Executive Separation and Employment Agreement dated April 3, 2000, between the Company and Ray R. Rogers	(8)

10	(f)	Addendum to Executive Separation and Employment Agreement between OXIS International, Inc. and Ray R. Rogers dated August 1, 2001	(9)

10	(g)	Employment Agreement between OXIS International, Inc. and Ray R. Rogers dated June 1, 2003	(10)

10	(h)	Employment Agreement between OXIS International, Inc. and Sharon Ellis dated June 1, 2003	(10)

10	(i)	Note and Warrant Purchase Agreement, Form of Convertible Promissory Note and Form of Warrant to Purchase Common Stock dated January 9, 2004	(10)

10	(j)	Form of Loan Agreement, Promissory Note and Security Agreement between OXIS International, Inc. and Axonyx, Inc. dated June 1, 2004	(11)

10	(k)	Separation, Retirement and Consulting Agreement between Oxis International, Inc. and Ray R. Rogers, dated June 21, 2004	(12)

10	(l)	Separation Agreement between OXIS International, Inc. and Sharon Ellis, dated July 13, 2004	(12)

10	(m)	License Agreement between OXIS International, Inc. and Haptoguard, dated September 29, 2004 **	(13)

10	(n)	Securities Purchase Agreement, Registration Rights Agreement and Form of Common Stock Warrant, dated December 30, 2004	(14)

10	(o)	Consulting Agreement between OXIS International, Inc. and Manus O’Donnell, dated October 14, 2004	(15)

10	(p)	Form of Indemnification Agreement between OXIS International, Inc. and it’s Officers and Directors	(15)

10	(q)	Ninth Amendment to Lease between OXIS International, Inc. and Rosan, Inc. dated November 11, 2004	(15)

10	(r)	Letter Agreement between the Company and Steven T. Guillen, dated February 28, 2005	(16)

10	(s)	Restricted Stock Purchase Agreement between the Company and Steven T. Guillen, dated February 28, 2005	(16)

Exhibit Number		Description of Document	Footnote

10	(t)	Notice of Stock Option Award and related Stock Option Agreement between the Company and Steven T. Guillen, dated February 28, 2005	(17)

10	(u)	Nonqualified Stock Option Agreement between the Company and Steven T. Guillen, dated February 28, 2005	(17)

10	(v)	Conversion Agreement between the Company and Equitis Entreprise, dated May 23, 2005	(18)

21	(a)	Subsidiaries of OXIS International, Inc.	(15)

23	(a)	Independent Auditors’ Consent.	*

(1)	Incorporated by reference to the Company’s Form 8-K Current Report, dated January 15, 1998.
(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
(3)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(4)	Incorporated by reference to the Company’s Form 8-K Current Report dated March 3, 2000.
(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.
(6)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.
(7)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
(8)	Incorporated by reference to the Company’s Form S-3 Registration Statement No. 333-40970 filed July 7, 2000 and effective December 22, 2000.
(9)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(10)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.
(11)	Incorporated by reference to the Company’s Form 8-K Current Report dated June 9, 2004.
(12)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.
(13)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.
(14)	Incorporated by reference to the Company’s Form 8-K/A Current Report dated February 8, 2004.
(15)	Incorporated by reference to the Company’s Form SB-2 Registration Statement No. 333-123008 filed February 25, 2005.
(16)	Incorporated by reference to the Company’s Form 8-K Current Report dated February 28, 2005.
(17)	Incorporated by reference to the Company’s Amendment No. 1 to Form SB-2 Registration Statement No. 333-123008 filed April 29, 2005.
(18)	Incorporated by reference to the Company’s Form 8-K Current Report dated May 25, 2005.
*	Filed with this Amendment No. 3 to Form SB-2 Registration Statement.
**	Confidential treatment has been granted by the Securities and Exchange Commission with respect to certain portions of this exhibit for a period of three years. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1.	Include any prospectus required by Section 10(a)(3) of the Securities Act;

2.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

3.	Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Portland, State of Oregon.

Date: May 25, 2005	OXIS INTERNATIONAL, INC., a Delaware corporation

	By:	/S/ STEVEN T. GUILLEN
Steven T. Guillen President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

/S/ STEVEN T. GUILLEN Steven T. Guillen	President and Chief Executive Officer, Director (principal executive officer)	May 25, 2005

MARVIN S. HAUSMAN, M.D.* Marvin S. Hausman, M.D.	Chairman of the Board, Acting Chief Financial Officer (principal financial and accounting officer)	May 25, 2005

S. COLIN NEILL* S. Colin Neill	Director	May 25, 2005

TIMOTHY C. RODELL, M.D.* Timothy C. Rodell, M.D.	Director	May 25, 2005

*By:	/S/ STEVEN T. GUILLEN
Steven T. Guillen as Attorney-in-fact

May 25, 2005